                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

                             BELL INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

           ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   No fee required.
      [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]   Fee computed on table below per Exchange Act Rules 0-11 and 14a-6(i)(4).

(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Value of Transaction:
      $187,600,000, based upon the purchase price, subject to adjustment, to be received by the Registrant in the sale of substantially all of its assets

(4) Proposed maximum aggregate value of transaction: $187,600,000 (see line 3 above)

(5)   Total fee paid: $37,520
[X]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:
      $37,520

(2)   Form, Schedule or Registration Statement No.:
      File No. 1-11471

(3)   Filing party:
      Bell Industries, Inc.

(4)   Date filed:
      October 20, 1998

                                  [BELL LOGO]
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608

                               December 23, 1998

DEAR SHAREHOLDER:

The Board of Directors of BELL INDUSTRIES, INC. has agreed to sell BELL's Electronics Distribution Group, constituting approximately 71% of BELL's total assets, to Arrow Electronics, Inc., for approximately $185 million, subject to adjustment.

BELL intends to use the proceeds from this sale to --

- repay substantially all of its bank debt, totaling approximately $108 million as of November 30, 1998, then

- distribute to BELL shareholders during the second quarter of 1999 substantially all of the proceeds remaining after payment of taxes and expenses related to the sale.

The amount of the distribution to BELL shareholders will be $50 million to $60 million. We will accomplish this by making a pro-rata distribution to all shareholders or by purchasing BELL shares during the second quarter of 1999. Following the sale, Bell intends to sell certain real estate assets for estimated net proceeds of $10 million to $15 million. Such net proceeds would also be distributed to shareholders. Bell anticipates that such distribution would occur during the latter part of 1999.

After the sale, BELL will be substantially smaller and will focus on its remaining businesses, which historically have been profitable. For the year ended December 31, 1997 and the nine month period ended September 30, 1998, these remaining businesses had sales of $194.6 million and $160.8 million and operating income of $13 million and $9.5 million, before corporate costs. BELL expects its corporate costs will be substantially lower after the sale of the Electronics Distribution Group, and it will endeavor to restructure its operations to realize these savings.

This sale requires the approval of BELL's shareholders. We will hold a Shareholders' Meeting to vote to approve the sale on Tuesday, January 26, 1999, at 10:00 a.m., at our headquarters, 2201 E. El Segundo Boulevard, El Segundo, California.

YOUR VOTE IS VERY IMPORTANT. Because approval of at least a majority of the outstanding shares of Bell's common stock is required to approve the sale, failure to vote will have the same effect as a vote against the sale. Accordingly, please complete the enclosed proxy card and return it in the enclosed envelope.

I strongly support the sale to Arrow and join with the other members of the Board of Directors in enthusiastically recommending this transaction to you.

                                          Sincerely yours,

                                          GORDON GRAHAM
                                          President

                             BELL INDUSTRIES, INC.
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608

                              NOTICE OF A SPECIAL
                            MEETING OF SHAREHOLDERS

                      To be held Tuesday, January 26, 1999

A Special Meeting of Shareholders of BELL INDUSTRIES, INC., a California corporation, will be held at 2201 E. El Segundo Boulevard, El Segundo, California, on Tuesday, January 26, 1999, at 10:00 a.m., (the "SPECIAL MEETING"), to vote upon the proposed sale of the Company's Electronics Distribution Group, constituting approximately 71% of the Company's total assets, to Arrow Electronics, Inc., for approximately $185 million, subject to adjustment, all as more fully described in the accompanying Proxy Statement.

The Board of Directors of the Company believes that the sale is in the best interests of the Company and its shareholders and has unanimously approved it and recommends that you vote FOR its approval.

Applicable law requires approval of the sale by holders of a majority of the outstanding shares of common stock of the Company.

The Board has fixed the close of business on December 4, 1998, as the record date ("RECORD DATE") for the determination of shareholders entitled to vote at the Special Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote. A list of the Company's shareholders entitled to vote at the Special Meeting will be available for examination during regular business hours at the Company's offices during the 10 days prior to the Special Meeting.

The matters discussed in the enclosed Proxy Statement are extremely important. You are urged to consider carefully the proposal being presented.

Whether or not you expect to attend the Special Meeting in person, please complete and return the accompanying proxy without delay in the enclosed postage prepaid envelope.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   John J. Cost, Secretary

December 23, 1998

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
INTRODUCTION........................    1
  General...........................    1
  Voting; Proxies...................    2
  Persons Making the Solicitation...    2
SUMMARY OF PROXY STATEMENT..........    3
  The Parties.......................    3
  The Sale..........................    3
  The Special Meeting...............    6
RECENT DEVELOPMENTS.................    8
MARKET PRICE DATA...................    8
SELECTED FINANCIAL DATA.............    9
SELECTED PRO FORMA FINANCIAL DATA...   11
DESCRIPTION OF THE PROPOSED SALE....   12
  General...........................   12
  Use of Proceeds from the Sale.....   12
  Reasons for the Sale and
     Recommendation of the Board....   13
  Background of the Sale............   15
  Opinion of the Company's Financial
     Advisor........................   19
  Interests of Certain Persons......   24
  Accounting Treatment; Federal
     Income Tax Consequences........   26
DESCRIPTION OF BELL.................   27
  General...........................   27
  Electronics Distribution..........   27
  Recent Developments...............   29
  Remaining Businesses..............   29
UNAUDITED PRO FORMA CONDENSED
  FINANCIAL STATEMENTS..............   33
DESCRIPTION OF ARROW................   42
AVAILABLE INFORMATION...............   42

                                      PAGE
                                      ----
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF RESULTS OF OPERATIONS AND
  FINANCIAL CONDITION RESULTS OF
  OPERATIONS........................   43
  General...........................   43
  Results of Operations.............   44
  First Nine Months of 1998 Compared
     With First Nine Months of
     1997...........................   45
  1997 Compared With 1996...........   47
  1996 Compared With 1995...........   47
  Financial Condition...............   48
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS........................   50
DISSENTERS' RIGHTS..................   50
DESCRIPTION OF THE ACQUISITION
  AGREEMENT.........................   51
  Assets To Be Sold.................   51
  Certain Covenants.................   53
DESCRIPTION OF THE OPTION
  AGREEMENT.........................   55
INFORMATION REGARDING
  SHAREHOLDERS......................   55
  Principal Security Holders........   55
  Security Ownership of Management
     and Directors..................   56
OTHER MATTERS.......................   57
INDEPENDENT ACCOUNTANTS.............   57
DOCUMENTS INCORPORATED BY
  REFERENCE.........................   57
ANNUAL REPORT TO SHAREHOLDERS.......   58
INDEX TO FINANCIAL STATEMENTS.......  F-1
APPENDIX............................
Opinion of Financial Advisor........

                             BELL INDUSTRIES, INC.
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON TUESDAY, JANUARY 26, 1999

                                  INTRODUCTION

GENERAL

This Proxy Statement and the accompanying proxy card are being sent to shareholders of Bell Industries, Inc., a California corporation (the "COMPANY" or "BELL"), on or about December 23, 1998. The accompanying proxy is solicited by the Board of Directors of the Company (the "BOARD") for use at the Special Meeting of Shareholders of the Company to be held at 2201 E. El Segundo Boulevard, El Segundo, California on Tuesday, January 26, 1999, at 10:00 a.m. local time (the "SPECIAL MEETING"). The purpose of the Special Meeting is to vote upon the sale of the Company's Electronics Distribution Group ("EDG"), constituting approximately 71% of the Company's total assets, to Arrow Electronics, Inc., a New York corporation ("ARROW"), for approximately $185 million, subject to adjustment (the "SALE").

The Board believes that the Sale is in the best interests of the Company and its shareholders and unanimously recommends your vote in favor. The factors considered by the Board in approving the Sale are set forth under the caption "Description of the Proposed Sale -- Reasons for the Sale and Recommendation of the Board; Background of the Sale" on pages 13 through 18.

The Company intends to use the proceeds from the Sale to repay substantially all of its bank debt, which is estimated to range between $100 million and $110 million at the time the Sale closes, and then distribute to its shareholders substantially all of the proceeds remaining after payment of taxes and expenses related to the Sale. This distribution will take place after any purchase price adjustments are made (anticipated to be completed 90 days after the closing of the Sale). The amount of the distribution to the Company's shareholders will be $50 million to $60 million. The Company intends to distribute this amount by making a pro-rata distribution to all shareholders or by purchasing Company common stock. Following the sale, Bell intends to sell its remaining real estate assets for estimated net proceeds of $10 million to $15 million. Such net proceeds would also be distributed to shareholders. Bell anticipates that such distribution would occur during the latter part of 1999. After the Sale, the Company will focus on its remaining businesses, which historically have been profitable. See "Description of the Proposed Sale -- Use of Proceeds from the Sale; Description of the Acquisition Agreement -- Purchase Price Adjustment."

Shareholders of the Company's common stock (the "COMMON STOCK") of record at the close of business on December 4, 1999 (the "RECORD DATE") are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 9.5 million shares of Common Stock outstanding.

VOTING; PROXIES

The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Shareholders will be entitled to cast one vote on the Sale for each share of Common Stock held on the Record Date. In order for the Sale to be approved, the votes cast in favor must constitute at least a majority of the outstanding shares of Common Stock. Due to this required majority vote, abstentions and failures to vote will have the same effect as a vote against approval of the Sale.

Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder, or, in the absence of such direction, by the persons named therein FOR the approval of the Sale. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company, or by delivery of a later dated proxy, or by attendance at the Special Meeting and voting in person. Attendance at the Special Meeting without also voting will not in and of itself constitute the revocation of a proxy.

PERSONS MAKING THE SOLICITATION

This solicitation of proxies is being made by the Board of Directors of Bell. All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be paid by Bell. In addition, Bell may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Bell directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, Bell has retained MacKenzie Partners to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of $6,500 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by them, and Bell will reimburse them for their reasonable expenses.

                           SUMMARY OF PROXY STATEMENT

The following is a brief summary of certain information contained in the Proxy Statement. Shareholders are urged to review carefully the entire Proxy Statement.

THE PARTIES

BELL INDUSTRIES, INC., a California corporation, is primarily a national distributor of electronic components, which business comprised 61% of 1997 consolidated sales (74% after giving effect to the disposition of Bell's graphics imaging business in September of 1998, as described in "Recent Developments"). In addition, Bell's operations include computer systems integration; distribution of after-market products for recreational vehicles, motorcycles, snowmobiles, and powerboats; and two electronics manufacturing divisions. These businesses will continue to be operated by Bell after the Sale. Bell's principal executive office is located at 2201 E. El Segundo Boulevard, El Segundo, California 90245-4608. Its telephone number is (310) 563-2355.

ARROW ELECTRONICS, INC., a New York corporation, is the world's largest distributor of electronic components and computer products to industrial and commercial customers. Arrow maintains over 200 sales facilities and 26 distribution centers in 32 countries. Arrow's address is 25 Hub Drive, Melville, New York 11747. Its telephone number is (516) 391-1300.

THE SALE

Description of Assets Being Sold. Shareholders are being asked to approve the sale of Bell's Electronics Distribution Group ("EDG"), a component of Bell's Electronics Group segment, to Arrow for approximately $185 million, subject to adjustment. For fiscal 1997 and the nine month period ended September 30, 1998, EDG accounted for 74% and 69% of consolidated sales and 66% and 52% of consolidated operating income. At September 30, 1998, EDG's total assets were 71% of Bell's total assets. (All of the preceding percentages are after giving effect to the sale of Bell's graphics imaging business in September 1998.) EDG sells the following electronic components products to over 10,000 customers in North America: semiconductors (Dallas Semiconductor, IBM Microelectronics, Maxim, Microchip, NEC, Samsung, Sharp, ST Microelectronics); passive components (Aromat, AVX, Bourns, Murata, Vishay); connectors (Berg); and board-level products. EDG also provides value-added services, including: kitting; turnkey; SMART (an automated replenishment system); assembly of custom cables; harnesses and connectors; contract purchasing; and direct programming of chips. EDG is based in El Segundo, California and markets electronic components from more than 30 sales facilities located throughout the United States and Canada to a broad base of customers and markets.

Use of Proceeds. The Sale is anticipated to result in the Company receiving approximately $185 million in gross proceeds, subject to adjustment. See "Description of the Acquisition Agreement -- Purchase Price Adjustment."

From the proceeds, the Company will pay various transaction related costs, including estimated legal, advisory, and banking costs of $5 million, estimated employee separation and related exit costs of $12 million, and estimated taxes of $9 million. The Company intends to use a substantial portion of the proceeds to pay off its indebtedness under its secured revolving bank credit facility (the "CREDIT FACILITY"), which is estimated to range between $100 million to $110 million at the time the Sale closes. Accordingly, after the transaction cost and debt payments, the Company estimates that it will have approximately $50 million to $60 million of additional cash ("ADDITIONAL CASH").

The Company intends to use the Additional Cash to make a cash distribution to its shareholders, ranging between $50 million and $60 million. This distribution will be accomplished by making a pro-rata distribution to all shareholders of the Company or by purchasing Company Common Stock. In either case, the distribution will take place after any purchase price adjustments are made in accordance with the Acquisition Agreement (anticipated to be completed 90 days after the closing of the Sale). See "Description of the Acquisition
Agreement -- Purchase Price Adjustment." Following the sale, Bell intends to sell certain real estate assets for estimated net proceeds of $10 million to $15 million. These real estate assets have an aggregate net book value of $10.2 million and consist of the Company's corporate office and properties used by the Recreational Products Group (1 property), EDG (2 properties), and the discontinued Graphics Imaging Group (2 properties). Such net proceeds would also be distributed to shareholders. Bell anticipates that such distribution would occur during the latter part of 1999.

After the Sale, the Company will be substantially smaller and will focus on its remaining businesses (the "REMAINING BUSINESSES"). See "Remaining Business." For the nine months ended September 30, 1998, the Remaining Businesses accounted for approximately 31% of consolidated sales and 48% of consolidated operating income, before corporate costs and interest. (These percentages are after giving effect to the sale of Bell's graphics imaging business in September 1998. See "Recent Developments."). The Company expects its corporate costs will be substantially lower after the Sale of EDG, and it will endeavor to restructure its operations to realize these savings.

Recommendation of the Board of Directors of the Company. The Board has unanimously concluded that the Sale is in the best interests of the Company and its shareholders and unanimously recommends that shareholders vote FOR its approval.

Reasons for the Sale. The electronics distribution industry in the United States has experienced two significant trends over the past five years: consolidation and international expansion. Bell believes these trends arise from major suppliers and customers of the electronics distributors. The suppliers wish to minimize their costs of selling product and believe that reducing the number of distributors is one method. The suppliers also wish to increase their worldwide market share and thus tend to prefer and retain those distributors that have international distribution capability. Also, customers with worldwide operations prefer to deal with distributors that have similar capabilities. Additionally, original equipment manufacturers, historically distributors' primary customers, have accelerated subcontracting the production of many electronic assemblies to contract manufacturers. This has resulted in further concentrating buying power, causing declines in gross profit margins for all electronics distributors. The pressure on gross profit margins affects larger distributors to a lesser extent because they can spread fixed costs over a greater sales volume. These trends have exacerbated Bell's ability to obtain and retain significant supplier franchises and large customers. Furthermore, Bell's position with smaller customers, historically a strength of the business and a focus of its sales force, is at risk due to the supplier franchise limitations arising from the adverse trends noted above.

Larger distributors with broader product offerings and resources are able to support the penetration of the smaller customer base more cost effectively. Bell's Board of Directors believes that because of the consolidation and worldwide expansion that has been prevalent in the electronics distribution industry over the last few years, the position of EDG could deteriorate with time due to the loss of product lines, employees and customers. Bell's Board of Directors further believes that, as a segment of a larger distributor (such as Arrow), EDG has greater potential than it has as part of Bell. Based upon these factors, the Board concluded that it was in the best interests of the shareholders to sell EDG upon the terms, and at the price, offered by Arrow. See "Description of The Acquisition Agreement." In arriving at this conclusion, the Board also considered the opinion of Lincoln Partners LLC, the Company's financial advisor in connection with the proposed Sale. See "Opinion of the Company's Financial Advisor."

Opinion of Financial Advisor. Lincoln Partners LLC ("LINCOLN PARTNERS"), the Company's financial advisor in connection with the Sale, rendered an oral opinion on September 29, 1998, which was confirmed by delivery of a written opinion dated December 1, 1998, to the effect that the consideration to be received by the Company in the Sale was fair, from a financial point of view, to the Company. AS THE SALE DOES NOT CONTEMPLATE THE DIRECT RECEIPT BY BELL'S SHAREHOLDERS OF ANY CONSIDERATION FROM ARROW, THE OPINION DOES NOT ADDRESS THE QUESTION OF ITS FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO BELL'S SHAREHOLDERS. See "Description of the Proposed Sale; Opinion of the Company's Financial Advisor." A copy of the opinion of Lincoln Partners LLC, which sets forth the assumptions made, matters considered and the scope of their review, is attached to this Proxy Statement as an Appendix.

Acquisition Agreement. The Sale will be accomplished pursuant to an Agreement of Purchase and Sale (the "ACQUISITION AGREEMENT"). See "Description of the Acquisition Agreement." The Acquisition Agreement provides for the sale by Bell to Arrow of all of the assets of EDG and the assumption by Arrow of substantially all of the related liabilities. The gross proceeds from the Sale are estimated to be approximately $185 million, subject to adjustment. The Acquisition Agreement provides for a positive (not to exceed $10 million) or negative purchase price adjustment if the Company's net investment in EDG is greater or less than $155 million and the right of Arrow to terminate the Acquisition Agreement if, among other reasons, the net investment in EDG is less than $135 million at closing. The Acquisition Agreement provides for customary representations, covenants, closing conditions and indemnification rights. The indemnification rights will survive for two years from the closing or until such time as Bell's remaining businesses may be sold, whichever is earlier. Bell would be required to pay Arrow termination fees of $5,000,000 in the event that Bell terminates the Acquisition Agreement either (i) in connection with its acceptance of an alternative proposal to acquire EDG or (ii) if Bell's shareholders do not approve the Sale and this Proxy Statement discloses any such alternative proposal. If the Proxy Statement does not disclose any alternative proposal and Bell's shareholders do not approve the Sale, Bell must pay Arrow $750,000. In addition, if the Sale does not close due to a willful breach of a condition to closing by either Bell or Arrow, the party in breach must pay to the other party an expense reimbursement of $5,000,000.

Option Agreement. As a condition to the Sale, Arrow has required that the Company grant it an option (the "OPTION") to purchase up to approximately 19.9% of the

Company's Common Stock outstanding on the date of the Acquisition Agreement, or 1,888,000 shares, at an exercise price of $10.531 per share. The exercise price was based on the average of the closing prices of the Company's Common Stock for the ten days prior to announcement of the Sale. The Option becomes exercisable by Arrow only if one or more of the following events occur, and for 180 days after any such occurrence: (1) the Company terminates the Acquisition Agreement to pursue another transaction; (2) the Company's shareholders fail to approve the Sale where this Proxy Statement discloses an alternative transaction, or (3) the Company willfully breaches a closing condition in the Acquisition Agreement. In addition, Arrow has a right to require the Company to repurchase at a formula price the Option or the shares acquired by Arrow if it has exercised the Option. This formula price would be the exercise price of the Option plus an amount equal to the excess of the market price for the Common Stock over the exercise price or, if higher, the price offered for the Common Stock by a third party tender offeror. If the Option is exercised, Bell also grants Arrow registration rights on the shares issued to Arrow pursuant to the Option. A Stock Option Agreement dated the same date as the Acquisition Agreement defines the terms and conditions of the Option in detail and is filed as an exhibit to the Company's Current Report on Form 8-K, event date October 1, 1998.

Interests of Certain Persons. The Company has severance agreements with its executive officers, including Messrs. Graham, Edwards, Hough and Weeks. Each of these agreements provides, in essence, that, should there be a "change in control" (which would include the Sale) and the officer's employment is terminated under certain circumstances, the officer would be entitled to receive a severance payment. The Company also has an Executive Deferred Income and Pension Plan, which also provides for change in control payments. If any of Messrs. Graham, Edwards, Hough or Weeks is terminated without cause after a change in control, he will receive a lump sum payment equal to all amounts that have accrued for his benefit up to the date of his termination under that plan. Mr. Edwards is expected to continue his employment with the Company. Aggregate payments under the severance agreements and plan are not anticipated to exceed $2 million. Pursuant to a non-employee directors' retirement plan, Messrs. Cost and Rosenberg are entitled to annual retirement benefits. Further, in the event of a change of control of the Company accompanied by a cessation of their services as a director, each could elect to receive a lump sum payment equal to the present value of his retirement benefit (aggregate of approximately $700,000). Also, under the Company's stock option plan, the Sale would cause the vesting of certain stock options to accelerate and become immediately exercisable. Currently, such options are "out of the money."

Accounting Treatment; Federal Income Tax Consequences. The Sale is expected to result in a significant accounting loss of approximately $60 million to $65 million. However, due primarily to the existence of nondeductible goodwill, Bell expects to realize a gain for tax purposes. Because the Sale is solely a corporate action, it has no tax impact on shareholders.

THE SPECIAL MEETING

Date, Time and Place of The Special Meeting. The Special Meeting will be held at 2201 E. El Segundo Boulevard, El Segundo, California 90245-4608, on Tuesday, January 26, 1999, at 10:00 a.m.

Purpose. The purpose of the Special Meeting is to consider and vote upon the approval of the Sale and such other matters as may properly be brought before it. Management is not aware of any such other matters.

Record Date and Outstanding Shares. Shareholders of record of Common Stock at the close of business on December 4, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were approximately 1,500 shareholders of record and approximately 9.5 million shares of Common Stock outstanding.

Vote Required. The affirmative vote of the holders of a majority of the Common Stock outstanding as of the Record Date is required to approve the Sale. The effect of abstentions and broker non-votes is the same as that of a vote "against" the proposal. Each shareholder of record of Common Stock on the Record Date will be entitled to cast one vote per share on the proposal to approve the Sale. Bell's directors and its executive officers have given Arrow irrevocable proxies to vote their shares (approximately 446,000 shares, or 5% of the outstanding shares) at the Special Meeting. Arrow has advised Bell that it intends to vote these shares FOR the approval of the Sale.

Proxies. Each of the persons named as proxies in the proxy is an officer of Bell. All shares of Common Stock that are entitled to vote and represented at the Special Meeting either in person or by valid executed proxies will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted FOR the approval of the Sale.

Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Bell before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Bell before the taking of the vote at the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Bell at 2201 E. El Segundo Boulevard, El Segundo, California 90245-4608, Attention: Secretary, or hand-delivered to the Secretary of Bell, before the taking of the vote at the Special Meeting.

Dissenters' Rights. There are no dissenters' rights under California law available to shareholders in connection with the Sale.

                              RECENT DEVELOPMENTS

Bell recently completed the sale of its graphics imaging business ("GRAPHICS") to PrimeSource Corporation. The net proceeds (approximately $40 million) from that sale are being used to reduce debt under the Credit Facility. Graphics distributed graphics and electronic imaging supplies and equipment throughout the upper Midwest and Western United States to the advertising and printing industries. Major product lines distributed by the group included film, plates, chemicals and other printing supplies from Agfa, DuPont, Eastman Kodak, Imation, Konica, and Western Litho as well as prepress and related electronic imaging equipment from Agfa, Apple, Howtek, Intergraph, and Screen. For the year ended December 31, 1997 and the six month period ended June 30, 1998, Graphics reported sales of $156.3 million and $71.5 million and operating income of $4.4 million and $2.7 million, respectively.

                               MARKET PRICE DATA

The Company's Common Stock is listed on the New York and Pacific Stock Exchanges under the trading symbol "BI." The high and low prices per share on the New York Stock Exchange of Common Stock on September 30, 1998, the day before the Company announced the proposed Sale, were $12.375 and $11.875. The high and low prices per share on the New York Stock Exchange on December 22, 1998, the day before the mailing of this Proxy Statement, were $10.75 and $10.4375. As of November 30, 1998, the Company had 9.5 million shares of Common Stock outstanding, approximately 1,500 shareholders of record and approximately 5,000 beneficial holders.

                            SELECTED FINANCIAL DATA

The following tables set forth certain selected financial data which should be read in conjunction with the historical consolidated financial statements of Bell appearing elsewhere in this Proxy Statement.

                                                                                             SIX
                                                                                            MONTHS
                                                              YEAR ENDED DECEMBER 31        ENDED     YEAR ENDED JUNE 30
                                                          ------------------------------   DEC. 31    -------------------
                                                            1997       1996       1995     1994(8)      1994       1993
                                                          --------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Net sales(10)...........................................  $734,449   $506,062   $490,966   $224,941   $392,389   $309,913
Operating income(3)(4)(11)..............................  $ 26,651   $ 27,526   $ 30,230   $ 10,130   $ 18,816   $ 12,088
Income from continuing operations, before extraordinary
  loss(5)...............................................  $  7,519   $ 13,861   $ 13,810   $  4,779   $  8,257   $  3,774
Net income (loss)(7)(9).................................  $  9,406   $ 15,927   $ 14,971   $  5,619   $  9,075   $ (5,025)
Capital expenditures....................................  $ 16,057   $  8,494   $  4,445   $  1,257   $  2,359   $  5,412
Depreciation and amortization...........................  $  9,196   $  5,736   $  5,755   $  2,831   $  5,462   $  4,903
FINANCIAL POSITION
Working capital.........................................  $208,012   $132,856   $136,227   $116,118   $107,455   $ 97,710
Total assets............................................  $431,233   $241,310   $233,882   $200,367   $184,713   $175,272
Long-term liabilities...................................  $178,825   $ 30,584   $ 43,490   $ 40,936   $ 39,972   $ 47,569
Shareholders' equity....................................  $151,352   $138,461   $117,569   $101,770   $ 95,553   $ 86,288
SHARE AND PER SHARE DATA(6)
BASIC
Income from continuing operations, before extraordinary
  loss..................................................  $    .82   $   1.57   $   1.60   $    .56   $    .97   $    .44
Net income (loss).......................................  $   1.03   $   1.80   $   1.74   $    .66   $   1.06   $   (.59)
Weighted average common shares (000's)..................     9,157      8,853      8,626      8,565      8,529      8,507
DILUTED
Income from continuing operations, before extraordinary
  loss..................................................  $    .80   $   1.52   $   1.54   $    .54   $    .95   $    .44
Net income (loss).......................................  $   1.00   $   1.75   $   1.67   $    .64   $   1.04   $   (.59)
Weighted average common shares (000's)..................     9,430      9,109      8,940      8,790      8,700      8,580
Shareholders' equity....................................  $  16.23   $  15.35   $  13.53   $  11.83   $  11.19   $   9.69
Market price -- high....................................  $  20.00   $  18.45   $  20.34   $  17.29   $  14.22   $  10.18
Market price -- low.....................................  $  12.00   $  12.50   $  14.08   $  11.91   $   9.63   $   6.40

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                                              -----------------------
                                                                1998           1997
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
OPERATING RESULTS
Net sales(11)...............................................  $521,172       $559,523
Operating income(1)(3)(11)..................................  $ 11,550       $ 20,729
Income (loss) from continuing operations, before
  extraordinary loss(2).....................................  $ (6,285)      $  6,204
Net income (loss)(7)(10)....................................  $ (2,640)      $  7,431
Capital expenditures........................................  $  6,299       $ 12,870
Depreciation and amortization...............................  $  6,995       $  6,937
FINANCIAL POSITION
Working capital.............................................  $159,874       $208,012
Total assets................................................  $360,529       $431,233
Long-term liabilities.......................................  $121,815       $178,820
Shareholders' equity........................................  $150,225       $151,352
SHARE AND PER SHARE DATA(6)
BASIC
Income (loss) from continuing operations, before
  extraordinary loss........................................  $   (.67)      $    .68
Net income (loss)...........................................  $   (.28)      $    .82
Weighted average common shares (000's)......................     9,385          9,118
DILUTED
Income (loss) from continuing operations, before
  extraordinary loss........................................  $   (.67)      $    .66
Net income (loss)...........................................  $   (.28)      $    .79
Weighted average common shares (000's)......................     9,385          9,401
Shareholders' equity........................................  $  15.83       $  16.23
Market price -- high........................................  $  14.25       $  20.00
Market price -- low.........................................  $   9.00       $  13.13

                      FOOTNOTES TO SELECTED FINANCIAL DATA
-------------------------
 (1) Includes before-tax resizing charge ($3,900) in 1998.

 (2) Includes before-tax resizing charge ($1,900) and business system charge ($8,000) in 1998.

 (3) Includes before-tax integration charge ($4,100) in 1997.

 (4) Includes before-tax gain on sale of division ($3,050) in 1995.

 (5) Includes before-tax provision for lease commitment ($2,800) in 1995.

 (6) Share and per share data has been adjusted to give effect to a 20% stock dividend declared in May 1997, 5% stock dividends declared in May 1996 and 1995, and October 1994, and 4% stock dividend declared in July 1993.

 (7) Includes loss on early retirement of debt ($675) in 1997.

 (8) During the six months ended December 31, 1994, the Company changed its year end from June 30 to December 31.

 (9) Includes income from discontinued operations ($2,562) in 1997, ($2,066) in 1996, ($1,161) in 1995, ($530) for the six months ended December 31, 1994,
     ($818) for the year ended June 30, 1994 and ($131) for the year ended June 30, 1993. Additionally, includes a loss on sale of discontinued operations ($8,100) and a charge for the cumulative effect of accounting change ($830) for the year ended June 30, 1993.

(10) Includes income from discontinued operations ($1,897) and gain on sale of discontinued operations ($1,748) in 1998 and income from discontinued operations ($1,902) in 1997.

(11) The following unaudited financial information sets forth historical sales and operating income for the businesses of Bell described in this Proxy
     Statement:

                                  NINE MONTHS ENDED              YEAR ENDED
                                    SEPTEMBER 30                DECEMBER 31
                                 -------------------   ------------------------------
                                   1998       1997       1997       1996       1995
                                 --------   --------   --------   --------   --------
                                                (DOLLARS IN THOUSANDS)
    Net sales
      EDG......................  $360,337   $409,324   $539,808   $327,354   $346,087
                                 --------   --------   --------   --------   --------
      Remaining Businesses:
         Computer systems
           integration.........   110,289     94,558    124,680    112,953     73,742
         Recreational
           products............    37,897     36,389     46,234     43,704     42,576
         Electronics
           manufacturing.......    12,649     19,252     23,727     22,051     28,561
                                 --------   --------   --------   --------   --------
                                  160,835    150,199    194,641    178,708    144,879
                                 --------   --------   --------   --------   --------
                                 $521,172   $559,523   $734,449   $506,062   $490,966
                                 ========   ========   ========   ========   ========
    Operating income
      EDG(1)(3)................  $ 10,419   $ 18,929   $ 25,144   $ 23,740   $ 25,224
      Remaining Businesses:
         Computer systems
           integration.........     5,227      4,516      5,933      5,692      2,897
         Recreational
           products............     2,717      2,452      2,880      3,380      3,536
         Electronics
           manufacturing(4)....     1,597      3,412      4,230      3,613      7,329
      Corporate costs..........    (8,410)    (8,580)   (11,536)    (8,899)    (8,756)
                                 --------   --------   --------   --------   --------
                                 $ 11,550   $ 20,729   $ 26,651   $ 27,526   $ 30,230
                                 ========   ========   ========   ========   ========

                       SELECTED PRO FORMA FINANCIAL DATA

The following selected pro forma financial data gives effect to the Sale and distribution in an assumed amount of $55 million to shareholders as described in this Proxy Statement. Accordingly, such data presents pro forma financial information regarding the Remaining Businesses without EDG, and after the proposed distribution to shareholders. The selected pro forma financial position data assumes the Sale and the distribution to shareholders occurred on September 30, 1998, while the selected pro forma operating results data assumes that the Sale and the distribution to shareholders occurred on January 1, 1995. The following table should be read in conjunction with the historical consolidated financial statements of Bell appearing elsewhere in this Proxy Statement. This pro forma financial data does not reflect substantial cost savings expected to be achieved from a significant restructuring of, and reduction in, Bell's corporate support structure following the sale of EDG and the recent sale of Graphics.

                                      NINE MONTHS ENDED              YEAR ENDED
                                        SEPTEMBER 30                DECEMBER 31
                                     -------------------   ------------------------------
                                       1998       1997       1997       1996       1995
                                     --------   --------   --------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
OPERATING RESULTS
Net sales..........................  $160,835   $150,199   $194,641   $178,708   $144,879
Operating income (loss)(a).........  $ (8,769)  $  1,800   $  1,507   $  3,786   $  5,006
Income (loss) from continuing
  operations(a)....................  $ (5,086)  $  1,044   $    874   $     66   $   (815)
Income (loss) from continuing
  operations per share:
  Basic............................  $  (0.54)  $   0.11   $   0.10   $   0.01   $  (0.09)
  Diluted..........................  $  (0.54)  $   0.11   $   0.09   $   0.01   $  (0.09)

                                     SEPTEMBER 30, 1998
                                     -------------------
FINANCIAL POSITION
Working capital....................       $ 11,167
Total assets.......................       $ 96,666
Long-term liabilities(b)...........       $  7,105
Shareholders' equity...............       $ 32,816

-------------------------
(a) Represents the operating income (loss) of the Remaining Businesses after corporate costs of $8,410 and $8,580 for the nine months ended September 30, 1998 and 1997; and $11,536, $8,899 and $8,756 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, pro forma operating results for the nine months ended September 30, 1998 include special charges totaling $9,900. The above trend in the pro forma operating results for the Remaining Businesses is not indicative of future operations as the Company expects corporate costs will be substantially lower following the Sale of EDG, and will restructure its operations to realize these savings. These anticipated savings are not reflected in the pro forma operating results. Management expects these annual savings to be approximately $8 million to $9 million, before tax effects, after a restructuring of the Company's operations following the sale of EDG to bring corporate costs in-line with the Company's smaller size.

(b) The Company has received preliminary approval from its primary lender for a line of credit in the amount of $20 million to finance short-term cash flow and working capital requirements, and longer term needs in expanding the Remaining Businesses. Management believes that it has access to additional financing as required.

                        DESCRIPTION OF THE PROPOSED SALE

GENERAL

The Sale will be accomplished pursuant to an Asset Sale and Purchase Agreement (the "ACQUISITION AGREEMENT"). See "Description of the Acquisition Agreement." Bell has also granted Arrow an option pursuant to a Stock Option Agreement (the "OPTION AGREEMENT"). See "Description of Option Agreement." The Acquisition Agreement provides for the sale by Bell to Arrow of all of the assets of EDG and the assumption by Arrow of substantially all of the related liabilities. The gross proceeds from the Sale are estimated to be approximately $185 million, subject to adjustment. The Acquisition Agreement provides for customary representations, covenants, closing conditions and indemnification rights. The indemnification rights will survive for two years from the closing or, if they are disposed, until the Remaining Businesses are sold, whichever is earlier. Bell would be required to pay Arrow termination fees of $5,000,000 in the event that Bell terminates the Acquisition Agreement either (i) in connection with its acceptance of an alternative proposal to acquire EDG or (ii) if Bell's shareholders do not approve the Sale and this Proxy Statement discloses any such alternative proposal. If this Proxy Statement does not disclose any alternative proposal and Bell's shareholders do not approve the Sale, Bell must pay Arrow $750,000. In addition, if the Sale does not close due to a willful breach of a condition to closing by either Bell or Arrow, the party in breach must pay to the other party an expense reimbursement of $5,000,000.

USE OF PROCEEDS FROM THE SALE

The Sale is anticipated to result in the Company receiving approximately $185 million in gross proceeds, subject to adjustment. See "Description of the Acquisition Agreement -- Purchase Price Adjustment." From the proceeds, the Company will pay various transaction related costs, including estimated legal, advisory, and banking costs of $5 million, estimated employee separation and related exit costs of $12 million, and estimated taxes of $9 million. The Company intends to use a substantial portion of the proceeds to pay off its indebtedness under its Credit Facility, which is estimated to range between $100 million to $110 million at the time the Sale closes. Accordingly, after transaction costs and debt payments, the Company estimates that it will have approximately $50 million to $60 million of additional cash ("ADDITIONAL CASH").

The Company intends to use the Additional Cash to make a cash distribution to its shareholders of $50 million to $60 million. This distribution will be accomplished by making a pro-rata distribution to all shareholders or purchasing Company Common Stock through a tender offer to shareholders. In either case, the distribution will take place after all purchase price adjustments are made in accordance with the Acquisition Agreement (anticipated to be completed 90 days after the closing of the Sale). See "Description of the Acquisition
Agreement -- Purchase Price Agreement." Following the sale, Bell intends to sell certain real estate assets for estimated net proceeds of $10 million to $15 million. These real estate assets have an aggregate net book value of $10.2 million and consist of the Company's corporate office and properties used by the Recreational Products Group(1 property), EDG(2 properties), and the discontinued Graphics Imaging Group(2 properties). Such net proceeds would also be distributed to shareholders. Bell anticipates that such distribution would occur during the latter part of fiscal 1999.

After the sale, the Company will be substantially smaller and will focus on its Remaining Businesses, which have historically been profitable. For the year ended December 31, 1997 and the nine month period ended September 30, 1998, these Remaining Businesses had sales of $194.6 million and $160.8 million and operating income of $13 million and $9.5 million, before corporate costs. The Company expects its corporate costs will be substantially lower following the Sale of EDG, and it will endeavor to restructure its operations to realize these savings.

REASONS FOR THE SALE AND RECOMMENDATION OF THE BOARD

The electronics distribution industry in the United States has experienced two significant trends over the past five years: consolidation and international expansion. Five years ago, an electronics distributor having annual sales over $750 million was considered a significant distributor by the major electronic components manufacturers. Currently, significant distributors are those with annual sales approaching or exceeding $2 billion. At September 30, 1998, there were six such distributors; and of these, two, Arrow and Avnet, had sales of over $5 billion. Bell's sales from electronic components distribution were approximately $330 million and $540 million for 1996 and 1997. (The increase in sales for 1997 resulted from the acquisition of Milgray Electronics in January of that year.) Currently, annualized EDG sales are estimated to be $460 million. Along with consolidation, the larger electronic distributors have been expanding their operations internationally. For example in 1993, Arrow had sales outside of North America of approximately $650 million, whereas in 1997 Arrow had approximately $2.8 billion in such sales.

These trends are believed to be the result of forces emanating from major suppliers and customers of the electronics distributors. Suppliers wish to minimize their costs of selling product and believe that reducing the number of distributors is one method. An example of this trend was the April 1998 announcement by Analog Devices that it was resizing its distribution network; Bell and Raab Karcher AG both lost their North American franchises with Analog as a result of this action. For the preceding year, sales of Analog Devices' products comprised approximately 4% of Bell's revenues. Over the last three years, Bell has lost other significant franchises: 1996, National Semiconductor (approximately 8% of revenues); 1997, Fujitsu Microelectronics (approximately 2% of revenues); 1997, Hitachi (approximately 3% of revenues); 1997, Beckman Instruments (under 1% of revenues); and 1997, Atmel (approximately 2% of revenues). Suppliers also wish to increase worldwide market share and thus tend to prefer and retain distributors that have international distribution capability. Also, customers with global operations prefer to deal with distributors that have similar capabilities. Additionally, original equipment manufacturers, historically distributors' primary customers, have accelerated subcontracting the production of many electronic assemblies to contract manufacturers. This results in further concentrating buying power and causing declines in gross profit margins for all electronics distributors. The pressure on gross profit margins affects larger distributors to a lesser extent because they can remain profitable, through greater sales volume, even though selling at lower gross profit margins. These trends have exacerbated Bell's ability to obtain and retain significant supplier franchises and large customers. Furthermore, Bell's position with smaller customers, historically a strength of its business and the focus of its sales force, is at risk due to the supplier franchise limitations arising from the adverse trends noted above. Larger distributors with broader product offerings and resources are able to support the penetration of the smaller customer base more cost effectively.

Over the past several years, Bell has developed its place in the overall electronics distribution market by concentrating its selling efforts on the smaller, so-called "second tier" customer. Currently approximately 90% of its electronics distribution sales are to this market. Although Bell has been successful selling into this market, it is more costly selling to many customers for a fixed volume of sales than it is selling to a smaller number of customers that generate the same volume. The Board believes that there is a need for one or more distributors to concentrate on selling to the smaller customer; however, the Board believes the larger distributors will address this need. For example, recently, both Avnet and Arrow announced that they were restructuring their selling organizations into groups that would address specific segments of customers. The Board understands that Arrow is considering utilizing EDG, in part, to enhance its position with the smaller customer base. Since Arrow has a more extensive line of products to offer this customer base (for example, Arrow has many franchises not available to Bell, including Intel, Motorola, Texas Instruments, National Semiconductor and Toshiba), Bell's EDG personnel should be able to generate more sales from the same customer base than did that group as part of Bell.

Bell's Board of Directors

     - believed that because of the consolidation and worldwide expansion that has been prevalent in the electronics distribution industry over the last few years, the position of EDG could deteriorate with time due to the loss of lines, employees and customers;

     - believed that, as part of a larger distributor (such as Arrow), EDG is a more viable organization and has greater potential than as a part of Bell;

     - considered the viability of Bell's Remaining Businesses after the Sale, including the lower corporate costs Bell expects to achieve, the competitive environment facing the Remaining Businesses and the reliance of some of the Remaining Businesses on certain large customers; and

     - concluded that it was in the best interests of the shareholders to sell EDG upon the terms, and at the price, offered by Arrow. See "Description of Acquisition Agreement."

Each of these factors was deemed by the Board to support the Sale. There were no other material factors, positive or negative in reaching this conclusion. The Board was aware that there was a $10 million limitation of the amount the purchase price could increase in the event Bell's net investment at closing exceeded $155 million, whereas there was no such limitation on the amount said purchase price could decrease in the event net investment was less than $155 million. However, the Board considered the probability of any incremental increase in the net investment in EDG exceeding $10 million to be low, given the general trends in the electronics distribution business. The Board believed that only another electronics distributor (such as Arrow) could take advantage of EDG's sales force and customer base and was likely to offer an acceptable price. Also, in arriving at it's conclusion that the Sale was in the best interests of shareholders, the Board considered the opinion of Lincoln Partners LLC ("LINCOLN PARTNERS"), the Company's financial advisor in connection with the proposed Sale and Arrow's insistence upon receiving an option to purchase approximately 19.9% of Bell's common stock. See "Opinion of the Company's Financial Advisor" and "Description of the Option Agreement." In addition, the Board considered the interests of certain persons discussed under "-- Interests of Certain Persons." The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive, although the Board believes that all material factors are set forth above. Although the first factor set forth above in bullet points was the most significant in its decision to recommend the Sale, in view of the variety of factors considered in connection with its evaluation of the Sale, the Board did not find it practicable to and did not attempt to rank or assign relative weights to the other foregoing factors. In addition, individual members of the Board may have given different weights to different factors.

BACKGROUND OF THE SALE

At the time the acquisition of Milgray Electronics was being negotiated (throughout 1996), Bell believed that the larger sales force of the combined companies and expanded product line would enable Bell to compete more effectively and enhance operating results. Due in large part to the trends discussed under the caption "Reasons for the Sale and Recommendation of the Board," these expectations were not realized. In the last half of 1997, Bell's management expressed its concern regarding the future of Bell's electronics distribution business to Bell's Board of Directors. Management questioned whether this business would continue to grow and be profitable at acceptable levels given several trends in the industry, including: the consolidation of other distributors; the consolidation of distribution networks by suppliers; the increasing demand by customers for global distribution capabilities; the loss of product franchises from suppliers; and increased price competition in the marketplace. The Board then decided that it would be desirable to appoint a special committee of the Board charged with long-range planning. This committee was appointed on October 8, 1997, and consisted of Messrs. Cost, Williams, Rosenberg and Graham. During late 1997, the "long-range planning" committee met on three occasions. From these meetings, a consensus evolved that management should seek the interest of others regarding a corporate combination. The Committee was aware that the sale of Bell in its entirety would be difficult given the differing nature of its three major businesses, although management was directed to pursue all options, including a sale of the Company as a whole. See "Recent Developments" for a description of the sale of Bell's graphics imaging business.

During late 1997 and into 1998, Bell pursued the following avenues to determine the level of interest in a combination with another distributor. The Committee reviewed potential electronics distribution partners with two investment banking firms and, through these firms, made informal inquiries with two distributors to solicit interest. In addition, Bell management directly inquired with two distributors, other than Arrow, to assess interest in a strategic combination. None of these distributors expressed interest in pursuing negotiations. In making these inquiries, the Committee believed only another electronics distributor which could take advantage of EDG's sales force and customer base would be likely to offer an acceptable price.

In December 1997, Mr. Williams, Bell's Chairman and former Chief Executive Officer, called Mr. Kaufman, Arrow's President and Chief Executive Officer, to discuss potential interest and a meeting was arranged.

On January 15, 1998, Mr. Williams and Mr. Graham, Bell's current Chief Executive Officer, visited Mr. Kaufman in New York. During those discussions, Mr. Graham indicated that he believed that Bell's EDG would be a good fit for Arrow. Mr. Kaufman indicated that he had an interest in this possibility. During February, Mr. Kaufman communicated his interest in touring Bell's new distribution center in Ontario, California and also requested further information regarding Bell's sales by supplier, a detailed summary of selling and administrative expenses, and a summary of corporate expenses. Mr. Kaufman visited Bell's Ontario warehouse on March 4, 1998. Thereafter, Mr. Kaufman, Mr. Williams, Mr. Graham and Mr. Edwards (Bell's Executive Vice President) spent several hours going over the information that Mr. Kaufman had previously requested. These developments were discussed at Bell's Board of Directors meeting of March 11, 1998.

On March 19, 1998, Mr. Kaufman telephoned Mr. Graham and discussed a very preliminary valuation ($17 to $18 per share for the entire Company), which was based on very limited information and the assumption that there would be minimal overlap in the two companies' customers. After the signing of a non-disclosure agreement on April 8, 1998 Bell began supplying detailed information concerning its electronics distribution and other businesses to Arrow.

During the remaining days of April, discussions continued between both parties concerning valuation. Additionally, Mr. Graham informed Mr. Kaufman that Analog Devices had notified Bell that it was terminating Bell's franchise to distribute its products. On April 30, 1998, Mr. Kaufman and Ms. Scheihing, Arrow's Senior Vice President of Operations, met with Mr. Graham and Mr. Edwards in Denver, Colorado, to further share information and discuss valuation. At this meeting, Mr. Kaufman stated his need to conduct a comparison survey of Bell and Arrow's customers so as to determine whether or not Bell had a different customer base from Arrow. On May 12, 1998, Mr. Graham and Mr. Kaufman met in Las Vegas at an industry convention and Mr. Graham stated that he was agreeable to a customer comparison survey. Bell's independent accountants would conduct this survey and the names of Bell's customers would not be revealed. This survey was conducted on May 21 and May 22, 1998 at an Arrow facility in Orange County, California. The survey was based on a selection of EDG's largest customers in each metropolitan area served by Bell in North America; such selection represented approximately 13% of EDG's active customers and approximately 78% of EDG's annual revenues for 1997. Of the customers surveyed, approximately 25% of the sales were to customers to which Arrow did not sell; approximately 30% were to customers to which Arrow sold but had a lower sales volume than EDG; and, approximately 45% were to customers to which Arrow sold and had a larger sales volume than EDG. Bell's management considered the results of the survey as being neutral in that although there was an overlap of some customers, there were also many customers that were not common.

On June 11, 1998, Mr. Graham and Mr. Edwards met with Mr. Kaufman and Mr. Klatell, Arrow's Executive Vice President, in New York. At that meeting it was determined that Arrow had no interest in any of Bell's businesses other than EDG and that Arrow would make it a condition of any purchase of Bell stock that all other businesses be previously sold. During that meeting, the Arrow executives indicated favoring an asset sale of Bell's electronics distribution business whereas the Bell officers favored a sale of the entire company. On June 24, 1998, Mr. Kaufman met with Mr. Graham and Mr. Edwards in Los Angeles. During this meeting, the structure (i.e. purchase of EDG alone versus purchase of entire company) was again discussed and Mr. Graham requested an updated indication of price from Mr. Kaufman based upon their evaluation to date, which included the customer overlap analysis, an analysis of operating cost structures and potential efficiencies, and recent trends in gross margin performance. On June 26, 1998 Mr. Kaufman called Mr. Graham and indicated a valuation of $17 per share for Bell's stock, assuming a valuation of EDG at $215 million and the disposition of the non-EDG businesses for at least $152 million, but also emphasized that Arrow favored an asset purchase of EDG alone. He confirmed Arrow's view that any transaction which involved acquiring all of Bell would have to be contingent upon the sale of Bell's other businesses (i.e., Graphics and the Remaining Businesses). On July 3, 1998, Lincoln Partners LLC, was hired to assist the Board in evaluating any offer regarding the sale of either Bell (as a whole) or EDG on a stand-alone basis.

On July 7, 1998, Bell's Board of Directors met in Los Angeles to discuss Arrow's June 26, 1998 valuation. At that meeting, representatives from Lincoln Partners made a presentation regarding Arrow's preliminary valuation, which included comparisons of other recent combinations of electronics distribution businesses. Lincoln concluded that Arrow's valuation was fair, from a financial point of view, to Bell. After much discussion, the Board unanimously gave its approval to management to proceed further with the negotiations with Arrow. The following day Mr. Graham called Mr. Kaufman and stated that Bell's Board had authorized him to proceed. Mr. Kaufman stated that his attorneys would be contacting Bell's attorneys. On July 10, 1998, Irell & Manella LLP, Bell's attorneys, received a telephone call from Mr. Kelberg of Milbank, Tweed, Hadley & McCloy, Arrow's attorneys to discuss the structure of the transaction. On Monday, July 13, 1998, a telephone conference call was held with Mr. Kaufman and Mr. Klatell from Arrow and Mr. Graham and Mr. Edwards from Bell. During that conversation, it was agreed to structure the transaction as a sale of EDG's assets because of the complexities involved in having to sell several distinct businesses (EDG, Graphics, the Computer Division, the Recreational Products Group and the two electronic manufacturing divisions) to several different buyers, concurrently.

During the week of July 13, 1998, Bell's management, investment bankers and attorneys analyzed the asset sale transaction. Also during that week and the following week, Arrow's attorneys and Bell's attorneys had several telephone conversations regarding the proposed transaction. Additionally, Mr. Reilly, Arrow's Vice President and Corporate Controller spent two days in Los Angeles at Bell's executive offices gathering information. These conversations included discussions of detailed financial information concerning certain components of EDG's June 30, 1998 balance sheet including, Bell's net investment in EDG as of June 30, 1998, a summary of lease commitments, an analysis of EDG's reserves and annual expenses, Bell's credit agreement and related documents, information regarding the Ontario Industrial Revenue Bonds, Bell's Federal and state tax returns and information regarding EDG's inventory. On July 24, 1998, Mr. Kaufman called Mr. Graham to inform him that Arrow's Board of Directors had given its preliminary approval to the transaction as a sale of assets. On July 28, 1998, Bell's Board of Directors met and also gave unanimous preliminary approval of an asset sale of its electronics distribution business. Such preliminary approval was based upon a purchase price of $215 million assuming a net investment in EDG at closing of $155 million. (The net investment in EDG represents the difference between the assets to be acquired and the liabilities to be assumed which at June 30, 1998 was $155 million.) By telephone, Bell's investment bankers advised the Board that they believed they could opine that such an asset sale transaction would be "fair to Bell from a financial point of view."

During the month of August 1998, Arrow continued to conduct its due diligence examination of EDG. Additionally, drafts of an asset purchase agreement and related documents were circulated and negotiated among Bell, Arrow and their advisors. Among the items negotiated were the nature of Bell's representations and warranties, the terms of Arrow's option, the break-up fees, the liabilities being assumed, the exact assets being purchased, the length of Bell's indemnification regarding breaches, the manner of payment of the purchase price, and the method of valuing Bell's net investment in EDG (the difference between the assets to be acquired and the liabilities to be assumed). In early September, Mr. Klatell called Mr. Graham stating Arrow had based its previous valuation on its assumptions concerning their expected profitability of EDG. These now required revision due to continued weakness in EDG's profit margins; thus, he believed that the purchase price must be somewhat reduced. On Monday, September 21, 1998, Mr. Graham and Mr. Edwards met in Chicago with Mr. Klatell and Mr. Scricco, Arrow's Executive Vice President and Chief Operating Officer, along with the attorneys for both parties. At the opening of the meeting, Arrow stated that it would have to reduce the purchase price for EDG to approximately $187 million due to the continued weakness in EDG's revenues and profit margins. While the Bell representatives were considering this lower valuation, the other major open issues were discussed. Bell then counter-offered for a valuation of approximately $197 million. Arrow rejected this counter-offer and the parties then resolved substantially all of the open issues. These issues included establishing the agreed purchase price (assuming no adjustments) of $187.5 million, that Arrow would pay one-half of any sales tax caused by the Sale, determining the specific employment contracts to be assumed, defining the conditions under which Arrow could terminate the Agreement by reason of an adverse change in the EDG business, agreeing upon the use of the "Bell" name post-closing, allowing for a $10 million limit to the increase in purchase price if net investment increased, the nature of Bell's covenant not to compete, and the method of determining Bell's net investment in EDG. Through numerous telephone conversations during the remainder of that week, several minor issues were also resolved. On Tuesday, September 29, 1998, Bell's Board of Directors met and, after Lincoln Partners had presented its analysis of the transaction and after reviewing the provisions of the Acquisition Agreement and Option Agreement, unanimously approved the transaction. At that meeting, Lincoln Partners advised the Board that the sale of Bell's electronics distribution business, on the terms described in this Proxy Statement, was fair to Bell from a financial point of view. The presentations to and the discussions by the Board were wide ranging and included, among other things, the following: (i) a review of negotiations conducted to date between the parties, including the reduction in the offered purchase price; (ii) the presentation by Lincoln Partners of its financial analysis and (iii) the presentation by Irell & Manella LLP regarding the then-current status of the negotiations regarding the material terms of the Acquisition Agreement and the Option Agreement. Members of the Board asked Lincoln Partners questions about, among other things, valuations of recent transactions comparable to the Sale, and the assumptions Lincoln Partners made in arriving at its conclusions. The substance of the Lincoln Partners' response to these and other questions is set forth below under "-- Opinion of the Company's Financial Advisor." During a telephone conversation on that date, Bell and Arrow reached agreement on all open issues, none of which was material. On October 1, 1998, the Acquisition Agreement was entered into by the parties. At October 1, 1998, Bell's net investment in EDG was $154.5 million and at November 30, 1998, such investment was $151.7 million.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

Lincoln Partners was retained by Bell to evaluate the fairness of the Sale to Bell, from a financial point of view. Lincoln Partners delivered to the Bell Board an oral opinion on September 29, 1998, which was confirmed by delivery of a written opinion dated December 1, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Sale was fair, from a financial point of view, to Bell.

In arriving at its opinion, Lincoln Partners reviewed the Acquisition Agreement and certain related documents, and held discussions with certain senior officers, and other representatives and advisors of Bell concerning the operations and prospects of EDG. In connection with its review of the Acquisition Agreement, Lincoln Partners was aware that, if the net investment in EDG shown on a final balance sheet is $155 million, there will be no change to the final purchase price, and if the net investment is above or below $155 million, then the final purchase price will be increased or decreased dollar-for-dollar, provided the increase may not exceed $10 million. Lincoln Partners examined certain available business and financial information relating to EDG as well as certain financial forecasts and other information and data for EDG which were provided to or otherwise discussed with Lincoln Partners by the management of Bell, including information relating to certain implications of market changes and strategic considerations discussed under Other Factors and Comparative Analyses below and cost reductions of approximately $8 million to $9 million annually that management of Bell represented to Lincoln Partners were anticipated to occur at Bell as a result of the Sale. Lincoln Partners reviewed the financial terms of the Sale as set forth in the Acquisition Agreement in relation to, among other things, the historical and projected earnings and other operating data and the financial condition of EDG. Lincoln Partners analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Lincoln Partners considered relevant in evaluating the Sale. Lincoln Partners compared financial terms of certain comparative transactions Lincoln Partners deemed relevant. In addition to the foregoing, Lincoln Partners conducted such other analyses and examinations and considered such other financial, economic and market criteria as Lincoln Partners deemed appropriate in arriving at its opinion. Lincoln Partners noted that its opinion was necessarily based upon information available and financial, stock market and other conditions and circumstances existing and disclosed to Lincoln Partners as of the date of its opinion.

In rendering its opinion, Lincoln Partners assumed and relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Lincoln Partners by Bell. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Lincoln Partners by Bell management, Bell management advised Lincoln Partners that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Bell as to the expected future financial performance of EDG and the strategic implications and cost reductions (including the amount, timing and achievability thereof) anticipated to result from the Sale. Lincoln Partners did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EDG nor did Lincoln Partners make any physical inspection of the properties or assets of EDG.

Representatives of Bell advised Lincoln Partners that Arrow will assume substantially all of the liabilities (as defined in the Acquisition Agreement) of EDG with the exception of one lawsuit which Bell management represented to Lincoln Partners was not material to Bell and a portion of one account payable.

In connection with its engagement, Lincoln Partners was not requested to, and did not, solicit third party indications of interest in all or a part of EDG. Lincoln Partners was not requested to consider, and Lincoln Partners' opinion does not address, the relative merits of the Sale as compared to any alternative business strategies in which Bell might engage. Lincoln Partners was not retained to advise in the negotiations with Arrow. The Sale purchase price was determined through negotiation between Bell and Arrow.

THE FULL TEXT OF THE WRITTEN OPINION OF LINCOLN PARTNERS DATED DECEMBER 1, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS AN APPENDIX AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF LINCOLN PARTNERS IS ADDRESSED TO THE BELL BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE SALE FROM A FINANCIAL POINT OF VIEW TO BELL, DOES NOT DEAL WITH ANY OTHER ASPECT OF THE SALE OR RELATED SALES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BELL MEETING. THE SUMMARY OF THE OPINION OF LINCOLN PARTNERS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In preparing its opinion, Lincoln Partners performed a variety of financial and comparative analyses, including those described below. The description of such analyses contained herein describes in summary form the material elements of the analyses made by Lincoln Partners in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Lincoln Partners believes that its analyses must be considered as a whole and that selecting portions of the following analyses and factors, without considering all analyses and factors set forth below, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Lincoln Partners made numerous assumptions with respect to EDG, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bell. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty, which was considered by Lincoln Partners in rendering its opinion. Lincoln Partners' opinion and analyses were only one of many factors considered by the Bell Board of Directors in its evaluation of the Sale and should not be viewed as determinative of the views of the Bell Board of Directors or management with respect to the proposed Sale.

Analysis of Purchase Price. Lincoln Partners prepared a financial analysis of the sale of EDG and calculated various multiples based on the estimated cash consideration of

$185 million in cash and $6 million in assumed debt for money borrowed for a total Sale value of $191 million ("Sale Value"). The three types of multiples calculated in Analysis of Purchase Price were sale value as a multiple of net sales, sale value as a multiple of EBITDA, and sale value as a multiple of EBIT. These multiples were used to create a basis of comparison to measure EDG's multiples to the multiples calculated for the Comparative Companies and Comparative Transactions, respectively. The three types of multiples were calculated for four different time periods also for a basis of comparison to measure EDG's multiples to the multiples calculated for similar time periods for the Comparative Companies and Comparative Transactions, respectively. The multiples were as follows: (a) Sale Value as a multiple of net sales -- 0.32x, 0.35x, 0.38x, and 0.40x, for both 1996 and 1997 pro forma for the acquisition of Milgray Electronics, Inc. ("Milgray"), the latest twelve months ended August 31, 1998 ("LTM") and estimated 1998, respectively; (b) Sale Value as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") including deductions for the incentive costs and corporate costs estimated by Bell's management to be appropriately allocated to EDG -- 5.6x, 7.8x, 10.8x, and 14.7x, for 1996 and 1997 pro forma for the acquisition of Milgray, the LTM and estimated 1998, respectively; (c) Sale Value as a multiple of earnings before interest and taxes ("EBIT") including deductions for incentive costs and corporate costs estimated by management to be appropriately allocated to EDG -- 5.8x, 8.4x, 11.9x, and 17.3x, for both 1996 and 1997 pro forma the acquisition of Milgray, the LTM and estimated 1998, respectively. Estimates for 1998 were based on management's projections. EBIT and EBITDA were used because, in Lincoln Partners' professional experience as a registered broker/dealer specializing in merger and acquisition advice, they are commonly accepted measures of a company's earnings power and cash flow and are used by analysts in evaluating a company's financial performance. EBIT is used to compare the earnings power of a business prior to management decisions regarding debt levels or leverage for the business, which create interest expense, and the application of income tax strategies. EBITDA is used for the same purpose but also excludes the non-cash items, depreciation and amortization, to provide a measure of cash earnings from the business.

Selected Comparative Public Company Analysis. Using publicly available information, Lincoln Partners analyzed, among other things, the market values and trading multiples of Bell and the following selected publicly traded companies in the electronics components distribution business: Arrow Electronics, Inc. ("Arrow"), Avnet, Inc. ("Avnet"), Bell Microproducts, Inc., Jaco Electronics, Inc., Kent Electronics, Marshall Industries ("Marshall"), Nu-Horizons Electronics Corp. ("Nu-Horizons"), Pioneer-Standard Electronics, Inc. ("Pioneer-Standard"), Reptron Electronics, Inc. ("Reptron") and Richey Electronics, Inc. (the "Selected Companies"). Based on the above, Lincoln Partners determined the comparable companies by following a two-step process. First, by using SIC codes, industry information and Electronic News' list of top industrial distributors, they identified all of the publicly traded companies with a market capitalization over $15 million in which the industrial electrical or electronic distribution operations represented 50% or more of sales. Second, they eliminated certain companies such as certain "specialty" distributors, specifically Farnell/Premier, because margin characteristics of "specialty" distributors are significantly different. Also they eliminated certain companies because they had certain other factors that made them not comparable to EDG. Specifically, Bell Microproducts, Kent, Jaco, and Reptron were eliminated because they have significant contract manufacturing operations which also impacts margin characteristics. Richey was eliminated because it is a distributor of passive components as compared to semiconductors. Lincoln Partners selected Arrow, Avnet, Marshall, Nu-Horizons and Pioneer-Standard as the comparative set of companies ("Comparative Companies"). Lincoln Partners compared market values as a multiple of, among other things, estimated calendar 1998 and 1999 net income, and adjusted market values (equity market value, plus debt, minority interests, preferred stock and out-of-the-money convertible securities, less investments in unconsolidated affiliates and cash) ("Adjusted Market Value") as multiples of, among other things, the latest 12 months EBITDA and EBIT for the Comparative Companies. All multiples for the Comparative Companies were based on their closing stock prices as of September 24, 1998. Net income estimates for the Comparative Companies were based on publicly available estimates of selected investment banking firms. Lincoln Partners derived multiples for the Comparative Companies as follows: (a) Adjusted Market Values to LTM net sales ranging from 0.30x to 0.48x with a mean of 0.36x and a median of 0.35x, (b) Adjusted Market Value to LTM EBITDA ranging from 5.5x to 9.4x with a mean of 7.0x and a median of 6.7x, (c) Adjusted Market Value to LTM EBIT ranging from 6.2x to 10.8x with a mean of 8.1x and a median of 7.9x. The Sale Value to LTM net sales, LTM EBITDA and LTM EBIT for the Transaction are 0.38x, 10.7x and 11.9x, respectively.

No company or business used in the Comparative Company analysis as a comparison is identical to Bell or EDG. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Comparative Companies or the business segment or company to which they are being compared.

Comparative Sale Analysis. Lincoln Partners analyzed certain information relating to selected merger and acquisition sales in the electronic components distribution industry. These sales included the following: Reptron's pending acquisition of All-American Semiconductor, Inc. ("All-American"), Marshall's acquisition of Sterling Electronics Corp. ("Sterling"), Raab Karcher AG's ("Raab Karcher") acquisition of Wyle Electronics ("Wyle"), Bell's acquisition of Milgray, Farnell Electronics plc's ("Farnell") acquisition of Premier Industrial Corp., Pioneer-Standard's acquisition of Pioneer Technologies Group, Inc., Arrow's acquisition of Anthem Electronics Inc.("Anthem), Arrow's acquisition of Gates /FA Distributing, Inc. ("Gates"), Farnell's acquisition of ITT Corporation's Multicomponents business, Hagemeyer NV's acquisition of Newey and Eyre Group, Avnet's acquisition of Hall-Mark Electronics Corp. ("Hall-Mark"), Arrow's acquisition of Lex Service plc's European operations and Arrow's acquisition of Lex Service plc's North American operations. Based on the above, Lincoln Partners determined the Comparative Transactions through a two-step process. First, they used various M&A databases for public companies to identify M&A transactions by SIC codes that occurred since 1991. Additionally, they reviewed previous fairness opinions in the industry as to the comparative transactions used. Second, from the list of transactions they eliminated certain transactions that were not "reasonably similar" to the Bell EDG/Arrow transaction. Specifically, Farnell's acquisition of Premier was eliminated based on the specialty nature and large size of Premier's business. Pioneer's acquisition of Pioneer Technologies was eliminated based on the fact that Pioneer already owned 50% of Pioneer Technologies. Farnell's acquisition of ITT Corporation's Multicomponents business was not used because of the specialty nature of ITT Multicomponents. Hagemeyer's acquisition of Newey and

Eyre Group was not used based on the fact that the Newey and Eyre Group operations were based in the U.K., which has different market dynamics than in the U.S. Arrow's acquisition of Lex Service PLC European operations was not used because of the different dynamics of the European market place. Arrow's acquisition of Lex Service North American operations was not used because it was the least recent of all the transactions and took place in a different competitive environment. Lincoln Partners selected Reptron's acquisition of All-American, Marshall's acquisition of Sterling, Raab Karcher's acquisition of Wyle, Bell's acquisition of Milgray, Arrow's acquisition of Anthem, Arrow's acquisition of Gates and Avnet's acquisition of Hall-Mark as the comparative set of transactions (the "Comparative Transactions"). Lincoln Partners' analysis indicated that for the Comparative Transactions (a) Adjusted Market Value as a multiple of LTM sales ranged from a low of 0.39x to a high of 0.62x with a mean of 0.54x and a median of 0.60x; (b) Adjusted Market Value as a multiple of LTM EBITDA ranged from a low of 8.2x to a high of 11.5x with a mean of 9.7 and a median of 9.4x; (c) Adjusted Market Value as a multiple of LTM EBIT ranged from a low of 8.6x to a high of 13.3x with a mean of 11.0x and a median of 11.1x. The Sale Value to LTM net sales, LTM EBITDA and LTM EBIT for the Transaction are 0.38x, 10.7x and 11.9x, respectively.

Discounted Cash Flow Analysis. Lincoln Partners performed discounted cash flow analyses of the projected free cash flow of EDG over the period 1999 through 2001, based on internal estimates of the management of Bell. The stand-alone discounted cash flow analysis was determined by (i) adding (x) the present value at December 31, 1998 of the projected free cash flows of EDG over the three year period from 1999 to 2001 and (y) the present value at December 31, 1998 of the estimated terminal value of EDG in year 2002 and (ii) subtracting the current net debt projected to be outstanding at December 31, 1998 of EDG. The range of estimated terminal values of EDG at the end of the three-year period was calculated by applying terminal value multiples ranging from 8.1x to 11.0x to the projected 2002 EBIT of EDG. The range of terminal value EBIT multiples were derived from the average LTM EBIT multiples of the Comparative Companies (8.1x) and the Comparative Transactions (11.0x). The cash flows and terminal values were discounted to present value using discount rates ranging from 10% to 12%. Based on Bell management's base case and optimistic case, the net present values produced for EDG ranged from $93.4 million to $190.0 million.

Other Factors and Comparative Analyses. In rendering its opinion, Lincoln Partners considered certain other factors and conducted certain other comparative analyses. Material factors considered by Lincoln Partners included the concern of the management of Bell as to whether the EDG business would be profitable at acceptable levels given the following trends in the industry: i) the consolidation of other distributors into larger, more powerful competitors;
ii) the consolidation of distribution networks by suppliers resulting in the loss of franchises for medium sized suppliers like EDG; iii) the increasing demand by customers for global distribution capabilities; iv) the ability of the large distributors to carry semiconductor lines from both U.S. and Asian producers; and v) increased price competition in the market place. Lincoln Partners also considered the concern of Bell management regarding the growth of electronic contract manufacturers as a percent of the total distribution market because EDG has not historically been strong in this area of the market.

Lincoln Partners reviewed the historical and projected financial results of Bell and EDG. Material factors considered in this review include the following: i) EDG's sales from 1994 to 1996 grew at a compound annual rate of only 1.8%, including Milgray on a pro forma basis for 1996 and 1997 (Bell's acquisition of Milgray was completed in January 1997) sales declined from $600 million for 1996 to $540 million for 1997; ii) EDG's current run rate is $484 million; iii) EDG's forecasted base case sales for 1999 are $450 million, with growth expected thereafter to be in single digits; iv) EDG's operating income, including Milgray on a pro forma basis for 1996 and 1997 operating income, prior to management incentives and corporate costs, declined from $43.1 million to $34.3 million; v) the forecasted operating income for 1998 on the same basis is $20.8 million; vi) the projected operating income on the same basis on a base case scenario for 1999, 2000 and 2001 is $20.3 million, $21.8 million and $22.3 million, respectively. (These forecasts do not include the loss of major franchises such as those experienced in 1996, 1997 and 1998.)

Lincoln Partners also reviewed the historical and projected financial performance and the relative market values and trading multiples of the Comparative Companies and considered the fact that all of the Comparative Companies experienced growth in sales from 1994 to 1996 in excess of EDG's 1.8%. They also considered the fact that from 1996 to 1997 and for the interim periods in 1998 over 1997 none of the Comparative Companies experienced a decline in sales.

Lincoln Partners also reviewed the movements in the Comparative Companies' common stock prices. For the period from September 24, 1997 to September 24, 1998 the average stock price decrease for the Comparative Companies was 49.9%, with a high of 61.5% and a low of 42.1%.

Pursuant to the terms of Lincoln Partners' engagement, Bell has agreed to pay Lincoln Partners a fee of $175,000 for rendering it's opinion as to fairness, from a financial point of view, of the consideration to be paid to Bell in the Sale. Bell also has agreed to reimburse Lincoln Partners for reasonable travel and other out-of-pocket expenses incurred by Lincoln Partners in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Lincoln Partners and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Lincoln Partners' engagement.

From time to time principals and/or employees of Lincoln Partners may hold positions in the securities of Bell or Arrow. Lincoln Partners has provided investment banking services to Bell unrelated to the proposed Sale, for which services Lincoln Partners has received compensation.

Lincoln Partners is a registered broker/dealer specializing in providing merger and acquisition advice and was selected by Bell based on its experience, expertise and familiarity with the electronic components distribution industry, in general, and with Bell's EDG, in particular. Lincoln Partners regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

INTERESTS OF CERTAIN PERSONS

In considering the recommendations of the Board, shareholders should be aware that certain members of the Board and the management of the Company have certain interests in the Sale that are different from, or in addition to, the interests of shareholders generally.

Severance Agreements. The Company has severance agreements with its executive officers, including Messrs. Graham, Edwards, Hough and Weeks. Each of these agreements provides, in essence, that, should there be a "change in control" (which would include the Sale) and the officer's employment is terminated either
(i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, the officer would be entitled to receive a severance payment. With respect to Messrs. Graham and Edwards such payment would be in the amount of 295% of such officer's "base amount" (generally equivalent to the highest twelve consecutive months of compensation during the three year period prior to a change in control) as determined in accordance with Section 280G of the Internal Revenue Code. Mr. Graham has agreed that his payment would not exceed that allowed under the Internal Revenue Code without the imposition of the 20% excise tax penalty. Messrs. Hough and Weeks are entitled to severance payments in a fixed amount. Mr. Edwards is expected to continue his employment with the Company following the Sale. Accordingly, no severance payments are expected to be paid to him.

If any of the triggering events described immediately above occurs following the Sale, such executive officers would receive severance payments of approximately $950,000, $1,033,000, $642,000, and $141,000, respectively, for an aggregate amount of $2,766,000 (or $1,733,000 excluding Mr. Edwards).

Excise Taxes. To the extent the severance payments and accelerated vesting amounts under the EDP and stock option plans are subject to excise taxes, such payments will be "grossed-up" or augmented to pay any excise tax due. If the Sale is consummated, and if Mr. Edwards should receive severance in connection with the change in control, he will be entitled to approximately $570,000 in "gross-up" payments for excise tax liabilities. Due to the amount of the severance payment, the Company believes that the severance payable to the other three executive officers would not be subject to the excise tax.

Executive Deferred Income and Pension Plan. In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, a participant may elect to defer a portion (not more than 10%) of his salary, which deferred portion is to be matched by the Company and vests over 12 years based on years of service. If a participant is terminated without cause or after a change in control, he will receive a lump sum payment equal to all amounts that have accrued for his benefit up to the date of his termination. If the Sale is consummated, and if the participating executives are terminated in connection with the change in control, Messrs. Graham, Edwards, Hough and Weeks will receive all deferred amounts under the EDP, including acceleration of the previously non-vested Company matched portions totaling $0, $115,000, $0, and $46,000, for a total of $161,000. Mr. Edwards is expected to remain employed by the Company for an indefinite period of time.

Non-Employee Directors' Retirement Plan. Pursuant to a non-employee directors' retirement plan, which was terminated in January 1996 (except to the extent of vested rights), Messrs. Cost and Rosenberg are entitled to an annual retirement benefit of $40,000 per year for the number of years each served as a director. Further, in the event of a change of control of the Company (which would include the Sale) accompanied by a cessation of their services as a director, each could elect to receive a lump sum payment equal to the present value of his retirement benefit. Accordingly, if they so elect and cease to serve as directors, they would be entitled to receive $380,000 and $316,000 upon consummation of the Sale.

Vesting of Stock Options. As of November 30, 1998, the following Directors and Officers held options to purchase the Company's Common Stock, subject to future vesting:

                                                  NUMBER OF SHARES
                      NAME                         UPON EXERCISE      EXERCISE PRICE
                      ----                        ----------------    --------------
John J. Cost....................................        13,800            $14.38
  Secretary and Director                                 1,000            $13.69
  Of Counsel
  Irell & Manella LLP, Attorneys
Anthony L. Craig................................        13,800            $14.38
  Director                                               1,000            $13.69
  President, Global Knowledge Network
Tracy A. Edwards................................        34,729            $13.58
  Executive Vice President -- Finance and
     Operations,                                         9,840(1)         $14.38
  and Chief Financial Officer                           50,000            $13.75
Gordon Graham...................................        65,040(2)         $14.38
  President and Chief Executive Officer and
     Director
D.J. Hough......................................        41,675            $13.58
  Senior Vice President and                              6,000(3)         $14.38
  Chief Information Officer
Peter A. Resnick................................         3,600(3)         $14.38
  Vice President and Corporate Controller
Milton Rosenberg................................        13,800            $14.38
  Director                                               1,000            $13.69
  Private investor and consultant
Charles S. Troy.................................        13,800            $14.38
  Vice President
Steven A. Weeks.................................         2,400(4)         $14.38
  Vice President and Treasurer                           3,000            $16.56
Theodore Williams...............................        90,000(3)         $14.38
  Chairman of the Board

-------------------------
(1) Includes 5,040 shares subject to a minimum share price $18.69 to exercise.

(2) Includes 60,000 shares and 5,040 shares subject to minimum share prices of $20.00 and $18.69, respectively, to exercise.

(3) Represents shares that are subject to a minimum share price of $20.00 to exercise.

(4) Represents shares that are subject to a minimum share price of $15.94 to exercise.

Under the Company's Stock Option Plan, the Sale constitutes a change of control. Upon a change of control of the Company, the vesting of these stock options will accelerate and they will become immediately exercisable. As of December 22, 1998, the closing price of the Company's Common Stock on the New York Stock Exchange was $10.75 per share.

Based on the closing price of $10.75 per share of the Common Stock, on December 22, 1998 these stock options are "out of the money."

ACCOUNTING TREATMENT; FEDERAL INCOME TAX CONSEQUENCES

The Sale of EDG is expected to result in a significant accounting loss of approximately $60 million to $65 million. However, due primarily to the existence of nondeductible goodwill, Bell expects to realize a gain for federal and state tax purposes. Because the Sale is solely a corporate action, it has no tax impact on shareholders.

                              DESCRIPTION OF BELL

GENERAL

Bell Industries, Inc. is primarily a national distributor of electronic components. In addition, Bell's operations include computer systems integration; distribution of after-market products for recreational vehicles, motorcycles, snowmobiles and powerboats; and two electronics manufacturers. As discussed under "Remaining Businesses" on page 29, these other businesses will continue to be operated by Bell after the Sale. Bell recently completed the sale of Graphics. See "Recent Developments."

ELECTRONICS DISTRIBUTION

GENERAL

Shareholders are being asked to approve the sale of Bell's Electronics Distribution Group ("EDG"), a component of Bell's Electronics Group segment, to Arrow. For fiscal 1997 and the nine months ended September 30, 1998, EDG accounted for 74% and 69% of sales and 66% and 52% of consolidated operating income. (These percentages are after giving effect to the sale of Graphics in September 1998.) EDG sells electronic components to approximately 10,000 customers in North America, including: semiconductors (Dallas Semiconductor, IBM Microelectronics, Maxim, Microchip, NEC, Samsung, Sharp, ST Microelectronics); passive components (Aromat, AVX, Bourns, Murata, Vishay); connectors (Berg); and board-level products. EDG also provides value-added services including: kitting; turnkey; SMART (automated replenishment system); assembly of custom cables; harnesses and connectors; contract purchasing; and direct programming of chips. EDG is based in El Segundo, California and markets electronic components from more than 30 sales facilities located throughout the United States and Canada to a broad base of customers and markets.

PRODUCTS & SERVICES

EDG markets electronic components supplied by over 100 manufacturers and stocks over 50,000 items at a primary distribution center located in Southern California. For the year ended December 31, 1997, EDG's largest electronic component suppliers, which in the aggregate accounted for approximately 42% of its sales, were ST Microelectronics, Analog Devices, NEC, Maxim, Aromat, Samsung, Vishay, Bourns, Microchip, Sharp, Dallas Semiconductor, and AVX. For the nine months ended September 30, 1998, these same suppliers accounted for approximately 50% of sales. In April 1998, Analog Devices announced that it was terminating its franchise with Bell in connection with a significant realignment and contraction of its distribution network.

EDG provides value-added services, include kitting; turnkey; SMART (automated replenishment system); assembly of custom cables; harnesses and connectors; contract purchasing; and direct programming of chips. These services are designed to enhance the competitiveness of EDG's customers by providing cost efficiencies through outsourcing along with the ability to introduce products into the marketplace more quickly and efficiently.

RELATIONSHIPS WITH SUPPLIERS

EDG has distribution agreements with its component suppliers, which may be terminated by either party generally by 30 days notice. The loss of a major supplier could significantly impact operating results and as noted in this Proxy Statement, recent trends have increased the risk of additional franchise losses, as suppliers consolidate distribution channels.

EDG's distribution agreements with suppliers generally provide, among other things, that EDG can return inventory declared obsolete by the manufacturer or inventory in excess of current requirements, up to a specified percentage of the dollar amount purchased from the manufacturer and subject to certain restrictions. Most manufacturers protect the Company against subsequent manufacturer price reductions by issuing credits to EDG with respect to the affected product in EDG's inventory. As part of its value-added services, EDG purchases certain products from suppliers that have not entered into distribution agreements with the Company. Consequently, the Company may not receive the same level of inventory protection as that available under its distribution agreements, particularly the ability to return obsolete or excess inventory.

COMPETITION

EDG is subject to intense competition from international, national, regional and local independent distributors along with direct sales by manufacturers. The principal factors of competition are quality of service, price, variety and availability of products carried and value-added services capability. See "Reasons for the Sale."

BACKLOG

Most orders received by EDG are for short-term delivery. Consequently, the dollar amount of unfilled orders is subject to rapid change and represents customer orders for products for which EDG is awaiting delivery from the manufacturer, or customer orders for products with delivery dates scheduled as much as twelve months in advance. However, since these orders are for products normally stocked, cancellation of an order would not have a significant effect on the operations of EDG.

MILGRAY ACQUISITION

In January 1997, the Company completed the acquisition of Milgray Electronics, Inc. ("MILGRAY"), a publicly-traded distributor of electronic components whose business was substantially the same as EDG's. The purchase price for the stock of Milgray was approximately $100 million. Fiscal 1996 sales for Milgray were $272 million. Since acquiring Milgray, the Company has integrated the Milgray business into EDG. This has been accomplished through consolidation of sales offices, unification of business processes, centralization of administrative functions, and combinations of distribution centers.

PROPERTIES

At September 30, 1998, in connection with EDG, the Company leased 42 facilities containing approximately 216,000 square feet, and owned two properties containing approximately 341,000 square feet. In connection with the Sale, Arrow will assume the benefits and obligations of the leased properties. In addition, Arrow will acquire one owned property containing approximately 265,000 square feet, and at its option, may lease the remaining owned property.

EMPLOYEES

EDG employed approximately 775 persons as of October 31, 1998.

RECENT DEVELOPMENTS

Bell recently completed the sale of Graphics to PrimeSource Corporation. The net proceeds (approximately $40 million) from the sale will be used to reduce debt under Bell's Credit Facility. Graphics distributed graphics and electronic imaging supplies and equipment throughout the upper Midwest and Western United States to the advertising and printing industries. Major product lines distributed by the group included film, plates, chemicals and other printing supplies from Agfa, DuPont, Eastman Kodak, Imation, Konica, and Western Litho as well as prepress and related electronic imaging equipment from Agfa, Apple, Howtek, Intergraph, and Screen. For the year ended December 31, 1997 and the six months ended June 30, 1998, Graphics reported sales of $156.3 million and $71.5 million and operating income of $4.4 million and $2.7 million, respectively.

REMAINING BUSINESSES

The following sets forth a description of the four businesses of the Company that will continue to be owned and operated by the Company after the Sale is consummated. These businesses include the Computer Division, the Recreational Products Group and two electronics manufacturing divisions. Collectively, these businesses are referred to as the "REMAINING BUSINESSES." (Historically, the Computer Division, the two electronic manufacturing divisions and EDG comprised Bell's Electronics Group segment.) For fiscal 1997, the Remaining Businesses together accounted for 26% of consolidated sales and 34% of consolidated operating income. In the nine month period ended September 30, 1998, they accounted for 31% of consolidated sales and 48% of consolidated operating income. (These percentages are after giving effect to the sale of Graphics in September 1998).

COMPUTER DIVISION

The Computer Division ("CD") is a full service value-added computer integrator in the Midwestern and Eastern United States. CD is headquartered in Indianapolis, Indiana and as of October 31, 1998, had approximately 390 employees throughout its operating regions.

CD sells services and products designed to manage personal computer network infrastructures for large and small organizations. It provides solutions for its customers' needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing microcomputers, network products, computer peripherals and software.

CD's suppliers include: Compaq, IBM, Hewlett Packard, Sun Microsystems and Apple for personal computers; Microsoft, Lotus, Novell and Oracle for software; and Cisco, Bay Networks, Tangram, and Seagate for network-related products. It has a customer base of over 9,000 organizations ranging in size from two-person partnerships to large corporations. CD also has a relationship with Apple Computer to supply products and related services to the "K12" educational market in the regions served by CD.

Although there are no dominant competitors in CD's market due to fragmentation of the industry, CD faces significant competition from companies such as Vanstar, Pomeroy

Computer Resources, Compucom Systems and Alpha Net Solutions, some of whom have greater financial and marketing resources than CD.

CD supports customers primarily in the states of Indiana, Kentucky, Ohio, Virginia, Wisconsin, North Carolina and South Carolina. Within these areas, CD serves the commercial and/or the educational markets with its products and services. CD has over 5,000 active customers, with two customers (both Fortune 500 companies) accounting for approximately 20% of 1997 revenues.

For 1997, CD had sales and operating income of $124.7 million and $5.9 million. For the nine months ended September 30, 1998, CD had sales and operating income of $110.3 million and $5.2 million. Revenues and operating income for CD have increased in 1998 as a result of increased sales of microcomputer and network systems, and increased service revenue associated with the deployment of these systems products. The Company believes the increased revenues relate to a general trend by corporations and educational institutions to outsource information technology upgrade support, particularly in microcomputer systems management, which previously had been managed in-house.

RECREATIONAL PRODUCTS GROUP

The Recreational Products Group ("RPG") is a distributor of replacement parts and accessories for recreational and other leisure-time vehicles. RPG supplies these products in the upper Midwestern United States to service departments of dealers and retail stores selling recreational vehicles, mobile homes, snowmobiles, motorcycles and powerboats. RPG also sells to independent repair facilities. RPG is the only major distributor to supply such a full range of leisure-time vehicle aftermarket products. RPG operates distribution and administration facilities in Germantown, Wisconsin; South St. Paul, Minnesota; and Grand Rapids, Michigan, and maintains a sales office in Brainerd, Minnesota. At October 31, 1998, RPG had approximately 175 employees.

The group supplies more than 9,000 recreational vehicle-related products, as well as over 9,500 marine items, 10,000 motorcycle items, and 7,000 snowmobile items. Major product lines distributed by the group include Bieffe Helmets, Dunlop, Nordyne, NGK, and Whirlpool. RPG has over 4,800 current customers, none of which accounts for over 5% of its annual sales.

RPG has significant market share in distribution of recreational vehicle replacement parts and accessories in the upper Midwestern United States. Management believes RPG is the only distributor in this region to serve the full range of recreational vehicle markets.

RPG faces significant competition from national and regional distributors of after-market products for recreational vehicles, motorcycles, snowmobiles, and powerboats.

For the year ended December 31, 1997, RPG had sales and operating income of $46.2 million and $2.9 million. For the nine months ended September 30, 1998, RPG had sales of $37.9 million and operating income of $2.7 million. Growth for 1998 is primarily attributed to the Company's expansion to Michigan partially offset by the negative effect of warmer weather conditions on winter product shipments during the third quarter of 1998. The Company is not aware of any significant overall trends affecting the business.

ELECTRONICS MANUFACTURING DIVISIONS

Bell's electronics manufacturing divisions are J.W. Miller and Precision Metalcraft. In 1997, these operations recorded sales of approximately $23.7 million and operating income of approximately $4.2 million. For the nine months ended September 30, 1998, sales were approximately $12.6 million and operating income was approximately $1.6 million. The decrease in revenues and operating income for the Electronics Manufacturing Divisions has been attributed primarily to general industry weakness in the procurement of electronic components and to the transition out of certain precision-stamped components nearing the end of product cycles. The Company believes these trends will continue until industry conditions improve and newer products are introduced.

J.W. Miller Division

The J.W. Miller Division ("JWM") of Bell, located in Gardena, California, manufactures and distributes over 5,000 different radio frequency ("RF") magnetic products in a full line of materials. JWM's RF magnetic products include inductors, coils and chokes, among others. These products are used extensively in all types of circuitry found in electronic applications including computer, medical and telecommunications equipment. Inductors, JWM's primary product, are used to filter electronic noise from electronic circuits or subsystems. At October 31, 1998, JWM had approximately 25 employees.

JWM's products are sold to various original equipment manufacturers directly and through electronics distributors. JWM utilizes a network of approximately 20 sales representatives to promote its products in the industrial market place. JWM has a large and diverse customer base, with its ten largest customers representing 36% of its total sales. Approximately 25% of JWM sales are to EDG for resale to the end-user. The Company cannot predict whether the sale of EDG to Arrow will have a material effect on JWM's sales to EDG in the long term, either positively or adversely. However, the Company believes that the proposed sale of EDG to Arrow will not have an effect on JWM's sales to EDG during 1999. No other customer represents more than 6% of its total sales. Substantially all of JWM's sales are derived from customers located in the United States.

JWM has its manufacturing facility in Gardena, California, where approximately 15% of its products are produced. The remaining products are produced by contract manufacturers in Mexico and Taiwan.

Although JWM's focus on specialty inductor configurations gives it certain competitive advantages in its market, some of JWM's competitors have greater financial and marketing resources than JWM. JWM expects to continue to face significant competition from several companies, including Dale (a division of Vishay), Gowanda Electronics Corp., Toko, Inc. and TDK Corp.

For 1997, JWM had sales of $8.9 million (including $2 million of sales to EDG). For the nine month period ended September 30, 1998, JWM had sales of $5.9 million (including $1.2 million of sales to EDG).

Precision Metalcraft Division

Bell's Precision Metalcraft Division ("PMD"), located in Mountain View, California, is a manufacturer of high quality, short run precision metal stamped parts. Its products are sold to original equipment manufacturers in a variety of industries including electronic components, computers and related peripheral equipment. At October 31, 1998, PMD had approximately 50 employees.

PMD's products are manufactured to customer specifications using a variety of metals including stainless and carbon steel, beryllium, nickel, copper and mylar. Stamping thin material is a specialty of PMD. PMD works with materials as thin as .0012 inches. PMD designs, builds and maintains all tooling in its fully equipped tool shop.

For 1997, PMD had sales of $14.8 million. For the nine month period ended September 30, 1998, PMD sales were $6.7 million.

In 1997, Hewlett-Packard and a related contract manufacturer represented approximately 70% of PMD's total sales. For the nine months ended September 30, 1998 Hewlett-Packard and the contract manufacturer accounted for approximately 81% of total sales.

PMD's equipment is state of the art and includes precision tooling machinery, punch presses, and computer controlled fabrication and measuring equipment. The division is currently preparing to become ISO 9002 certified and expects to obtain certification in approximately one year.

PMD does not face significant competition in serving customers who require short run, close tolerance metal stamped products. However, because PMD's manufacturing operations are not geared for long run production, PMD faces significant competition in the larger volume market and may lose the business to a competitor with greater capacity.

PROPERTIES

At September 30, 1998, the Company leased 62 facilities containing approximately 554,000 square feet and owned eight facilities containing approximately 562,000 square feet including properties utilized by EDG. The facilities utilized by each of the Company's Remaining Businesses and Corporate Office are set forth in the following table:

                                                     AREA IN SQUARE FEET
                                                    (NUMBER OF LOCATIONS)
                                              ---------------------------------
                                                  OWNED             LEASED
                                              --------------    ---------------
Computer systems integration................                    108,000    (10)
Recreational products.......................   67,000    (1)    146,000     (3)
Electronics manufacturing...................   40,000    (2)     18,000     (3)
Corporate...................................   52,000    (1)     31,000     (2)
Discontinued operations.....................   62,000    (2)     35,000     (2)
                                              -------    ---    -------    ----
                                              221,000    (6)    338,000    (20)
                                              =======    ===    =======    ====

For the most part, the Company's facilities are fully utilized, although excess capacity exists from time to time, based on product mix and demand. Management believes that these properties are in good condition and suitable for their present use.

The Company has subleased all facilities related to discontinued operations.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

As described in this Proxy Statement, Bell intends to make a distribution to shareholders in an amount of $50 million to $60 million. The following pro forma financial statements give effect to the Sale and distribution in an assumed amount of $55 million to shareholders. Therefore, such statements present pro forma financial information regarding the Remaining Businesses without EDG, and after the assumed distribution to shareholders. The pro forma balance sheet assumes that the Sale and the distribution to shareholders occurred on September 30, 1998, while the pro forma statements of operations assume that the Sale and the distribution to shareholders occurred on January 1, 1995.

The pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Bell appearing elsewhere in this Proxy Statement. The Company expects its corporate costs will be substantially lower following the Sale of EDG, and it will endeavor to restructure its operations to realize these savings. These pro forma financial statements do not reflect such cost savings, nor those expected to be achieved following the recent sale of Graphics. Accordingly, these pro forma operating results are not indicative of operating results which would have been achieved had the Sale been consummated as of the dates presented and should not be construed as representative of future operations.

Bell without EDG, and after giving effect to the sale of Graphics completed on September 14, 1998, will be significantly smaller and will concentrate on its remaining businesses consisting of computer systems integration, recreational products distribution and electronics manufacturing. These remaining businesses historically have been profitable.

From the proceeds, the Company will pay various transaction related costs, including estimated legal, advisory, and banking costs of $5 million, estimated employee separation and related exit costs of $12 million, and estimated taxes of $9 million. The Company intends to use a substantial portion of the proceeds to pay off its indebtedness under its Credit Facility, which is estimated to range between $100 million to $110 million at the time the Sale closes. Accordingly, after the transaction cost and debt payments, the Company intends to use the proceeds to make a distribution to shareholders.

The Company has received preliminary approval from its primary lender for a line of credit in the amount of $20 million to finance short-term cash flow and working capital requirements, and longer term needs in expanding the business. Management believes that it has access to additional financing as required.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                ELECTRONICS
                                                DISTRIBUTION    PRO FORMA
                                   HISTORICAL     GROUP(a)     ADJUSTMENTS    PRO FORMA
                                   ----------   ------------   -----------    ---------
ASSETS
Current assets:
  Cash and cash equivalents......   $  4,957                    $  50,372(b)   $   329
                                                                  (55,000)(c)
  Accounts receivable, net.......     89,033     $ (60,328)                     28,705
  Net receivable from sale of
     Graphics....................     12,257                                    12,257
  Inventories....................    131,064      (114,936)                     16,128
  Prepaid expenses and other.....     11,052          (559)                     10,493
                                    --------     ---------                     -------
          Total current assets...    248,363      (175,823)                     67,912
                                    --------     ---------                     -------
Properties, net..................     35,215       (17,582)                     17,633
Goodwill.........................     67,540       (65,780)                      1,760
Other assets.....................      9,411           (50)                      9,361
                                    --------     ---------                     -------
                                    $360,529     $(259,235)                    $96,666
                                    ========     =========                     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............   $ 51,799     $ (26,787)                    $25,012
  Accrued liabilities and
     payroll.....................     27,315        (4,582)                     22,733
  Current portion of long-term
     liabilities.................      9,375                       (9,375)(b)
  Income taxes payable...........                                   9,000(b)     9,000
                                    --------     ---------                     -------
          Total current
             liabilities.........     88,489       (31,369)                     56,745
                                    --------     ---------                     -------
Long-term debt...................    114,710        (6,457)      (108,253)(b)
Deferred compensation and
  other..........................      7,105                                     7,105
Investment in EDG................                 (221,409)       221,409(b)
Shareholders' equity.............    150,225                      (62,409)(b)   32,816
                                                                  (55,000)(c)
Commitments and contingencies
                                    --------     ---------                     -------
                                    $360,529     $(259,235)                    $96,666
                                    ========     =========                     =======

See accompanying Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             ELECTRONICS
                                             DISTRIBUTION    PRO FORMA
                                HISTORICAL     GROUP(a)     ADJUSTMENTS     PRO FORMA(f)
                                ----------   ------------   -----------     ------------
Net sales.....................   $521,172     $(360,337)                      $160,835
                                 --------     ---------                       --------
Costs and expenses
  Cost of products sold.......    414,982      (286,961)                       128,021
  Selling and
     administrative...........     83,745       (55,580)                        28,165
  Depreciation and
     amortization.............      6,995        (3,477)                         3,518
  Interest....................      9,667                     $(9,667)(d)
  Business system and
     corporate resizing
     charges..................     13,800        (3,900)                         9,900
                                 --------     ---------                       --------
                                  529,189       349,918                        169,604
                                 --------     ---------                       --------
Loss from continuing
  operations before income
  taxes.......................     (8,017)      (10,419)                        (8,769)
Income tax benefit............     (1,732)       (4,873)        2,922           (3,683)
                                 --------     ---------                       --------
Loss from continuing
  operations..................   $ (6,285)    $  (5,546)                      $ (5,086)
                                 ========     =========                       ========
SHARE AND PER SHARE DATA:
  Loss from continuing
     operations
       Basic..................   $  (0.67)                                    $  (0.54)
                                 ========                                     ========
       Diluted................   $  (0.67)                                    $  (0.54)
                                 ========                                     ========
  Weighted average shares
     outstanding
       Basic..................      9,385                                        9,385
                                 ========                                     ========
       Diluted................      9,385                                        9,385
                                 ========                                     ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                ELECTRONICS
                                                DISTRIBUTION    PRO FORMA
                                   HISTORICAL     GROUP(a)     ADJUSTMENTS    PRO FORMA(f)
                                   ----------   ------------   -----------    ------------
Net sales........................   $559,523     $(409,324)                     $150,199
                                    --------     ---------                      --------
Costs and expenses
  Cost of products sold..........    434,502      (317,844)                      116,658
  Selling and administration.....     93,255       (65,186)                       28,069
  Depreciation and
     amortization................      6,937        (3,265)                        3,672
  Interest.......................      8,810                     $(8,810)(d)
  Integration charge.............      4,100        (4,100)
                                    --------     ---------                      --------
                                     547,604      (390,395)                      148,399
                                    --------     ---------                      --------
Income from continuing operations
  before income taxes............     11,919       (18,929)                        1,800
Income tax provision.............      5,715        (9,076)        4,117(e)          756
                                    --------     ---------                      --------
Income from continuing
  operations.....................   $  6,204     $  (9,853)                     $  1,044
                                    ========     =========                      ========
SHARE AND PER SHARE DATA:
  Income from continuing
     operations
       Basic.....................   $   0.68                                    $   0.11
                                    ========                                    ========
       Diluted...................   $   0.66                                    $   0.11
                                    ========                                    ========
  Weighted average shares
     outstanding
       Basic.....................      9,118                                       9,118
                                    ========                                    ========
       Diluted...................      9.401                                       9,401
                                    ========                                    ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             ELECTRONICS
                                             DISTRIBUTION    PRO FORMA
                                HISTORICAL     GROUP(a)     ADJUSTMENTS      PRO FORMA(f)
                                ----------   ------------   -----------      ------------
Net sales                        $734,449     $(539,808)                       $194,641
                                 --------     ---------                        --------
Costs and expenses
  Cost of products sold.......    571,344      (420,589)                        150,755
  Selling and
     administrative...........    123,158       (85,605)                         37,553
  Depreciation and
     amortization.............      9,196        (4,370)                          4,826
  Interest....................     12,309                    $ (12,309)(d)
  Integration charge..........      4,100        (4,100)
                                 --------     ---------                        --------
                                  720,107      (514,664)                        193,134
                                 --------     ---------                        --------
Income from continuing
  operations before income
  taxes.......................     14,342       (25,144)                          1,507
Income tax provision..........      6,823       (11,962)         5,772(e)           633
                                 --------     ---------                        --------
Income from continuing
  operations..................   $  7,519     $ (13,182)                       $    874
                                 ========     =========                        ========
SHARE AND PER SHARE DATA:
  Income from continuing
     operations
       Basic..................   $    .82                                      $   0.10
                                 ========                                      ========
       Diluted................   $    .80                                      $   0.09
                                 ========                                      ========
  Weighted average shares
     outstanding
       Basic..................      9,157                                         9,157
                                 ========                                      ========
       Diluted................      9,430                                         9,430
                                 ========                                      ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ELECTRONICS
                                                           DISTRIBUTION
                                             HISTORICAL      GROUP(a)      PRO FORMA(f)
                                             ----------    ------------    ------------
Net sales..................................   $506,062      $(327,354)       $176,708
                                              --------      ---------        --------
Cost and expenses
  Costs of products sold...................    387,876       (250,978)        136,898
  Selling and administration...............     84,924        (51,256)         33,668
  Depreciation and amortization............      5,736         (1,380)          4,356
  Interest.................................      3,673                          3,673
                                              --------      ---------        --------
                                               482,209       (303,614)        178,595
                                              --------      ---------        --------
Income from continuing operations
  before income taxes......................     23,853        (23,740)            113
Income tax provision.......................      9,992         (9,945)             47
                                              --------      ---------        --------
Income from continuing operations..........   $ 13,861      $ (13,795)       $     66
                                              ========      =========        ========
SHARE AND PER SHARE DATA:
  Income from continuing
     operations
       Basic...............................   $   1.57                       $   0.01
                                              ========                       ========
       Diluted.............................   $   1.52                       $   0.01
                                              ========                       ========
  Weighted average shares
     outstanding
       Basic...............................      8,852                          8,852
                                              ========                       ========
       Diluted.............................      9,109                          9,109
                                              ========                       ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ELECTRONICS
                                                           DISTRIBUTION
                                             HISTORICAL      GROUP(a)      PRO FORMA(f)
                                             ----------    ------------    ------------
Net sales..................................   $490,966      $(346,087)       $144,879
                                              --------      ---------        --------
Cost and expenses
  Costs of products sold...................    375,168       (267,573)        107,595
  Selling and administration...............     82,863        (52,048)         30,815
  Depreciation and amortization............      5,755         (1,242)          4,513
  Interest.................................      3,612                          3,612
  Lease commitment provision...............      2,800                          2,800
  Gain on sale of division.................     (3,050)                        (3,050)
                                              --------      ---------        --------
                                               467,148       (320,863)        146,285
                                              --------      ---------        --------
Income (loss) from continuing operations
  before income taxes......................     23,818        (25,224)         (1,406)
Income tax provision (benefit).............     10,008        (10,599)           (591)
                                              --------      ---------        --------
Income (loss) from continuing operations...   $ 13,810      $ (14,625)       $   (815)
                                              ========      =========        ========
SHARE AND PER SHARE DATA:
  Income (loss) from continuing
     operations
       Basic...............................   $   1.56                       $  (0.09)
                                              ========                       ========
       Diluted.............................   $   1.52                       $  (0.09)
                                              ========                       ========
  Weighted average shares
     outstanding
       Basic...............................      8,852                          8,852
                                              ========                       ========
       Diluted.............................      9,109                          9,109
                                              ========                       ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Represents the elimination of the historical accounts of EDG for each of the periods presented.

(b) Represents estimated proceeds of $185 million from the Sale of EDG, the use of proceeds to extinguish all outstanding borrowings and the payment of approximately $17 million of estimated selling costs including severance payments. Additionally, reflects the elimination of the investment in EDG and records a loss of approximately $62.4 million on the Sale of EDG including estimated selling costs and taxes. The final purchase price is subject to post closing adjustments. The loss has not been included in the pro forma statements of income for the periods presented.

     The following is a summary of the net pro forma cash entry at September 30, 1998:

Estimated gross proceeds....................................  $ 185,000
Estimated selling costs.....................................    (17,000)
                                                              ---------
  Estimated net proceeds....................................    168,000
Repayment of outstanding borrowings.........................   (117,628)
                                                              ---------
  Net cash..................................................  $  50,372
                                                              =========

 (c) Represents the distribution of $55 million of cash to shareholders. The pro forma presentation does not reflect the planned second cash distribution that is subject to the timing and completion of the disposition of certain real estate assets. The amount of the second distribution is estimated to be $10 million to $15 million and is expected to be paid in late 1999.

(d) Represents the elimination of consolidated interest expense for the period assuming the net estimated cash proceeds are utilized to reduce long-term debt as required by Bell's borrowing agreement.

 (e) Adjusts income tax expense for the effect of the pro forma adjustments based on the effective tax rate for the period presented.

 (f) Unaudited pro forma financial data for each of the Remaining Businesses is as follows:

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30           YEAR ENDED DECEMBER 31
                                    -------------------   ------------------------------
                                      1998       1997       1997       1996       1995
                                    --------   --------   --------   --------   --------
    Net sales
      Computer systems
         integration..............  $110,289   $ 94,558   $124,680   $112,953   $ 73,742
      Recreational products.......    37,897     36,389     46,234     43,704     42,576
      Electronics manufacturing...    12,649     19,252     23,727     22,051     28,561
                                    --------   --------   --------   --------   --------
                                    $160,835   $150,199   $194,641   $178,708   $144,879
                                    ========   ========   ========   ========   ========
    Operating income
      Computer systems
         integration..............  $  5,227   $  4,516   $  5,933   $  5,692   $  2,897
      Recreational products.......     2,717      2,452      2,880      3,380      3,536
      Electronics manufacturing...     1,597      3,412      4,230      3,613      7,329
      Corporate costs.............    (8,410)    (8,580)   (11,536)    (8,899)    (8,756)
                                    --------   --------   --------   --------   --------
                                       1,131      1,800      1,507      3,786      5,006
      Interest....................                                     (3,673)    (3,612)
      Business system and
         corporate resizing
         charges..................    (9,900)
      Lease commitment
         provision................                                                (2,800)
    Income tax (provision)
      benefit.....................     3,683       (756)      (633)       (47)       591
                                    --------   --------   --------   --------   --------
    Income (loss) from continuing
      operations..................  $ (5,086)  $  1,044   $    874   $     66   $   (815)
                                    ========   ========   ========   ========   ========

      The pro forma selling and administrative expenses include the historical corporate costs for the entire Company, including those costs required to support EDG and Graphics. The Company expects corporate costs will be substantially lower following the Sale of EDG, and will restructure its operations to realize these savings. These anticipated savings are not reflected in the pro forma presentation. Management expects these annual savings to be approximately $8 million to $9 million, before tax effects, after a restructuring of the Company's operations following the sale of EDG to bring corporate costs in-line with the Company's smaller size.

                              DESCRIPTION OF ARROW

Arrow Electronics, Inc. is the world's largest distributor of electronic components and computer products to industrial and commercial customers. Arrow's global distribution network spans the world's three dominant electronics markets -- North America, Europe, and the Asia/Pacific region. Arrow is the largest electronics distributor in each of these vital industrialized regions, serving a diversified base of original equipment manufacturers and commercial customers worldwide. Original equipment manufacturers include manufacturers of computer and office products, industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, aircraft and aerospace equipment, and scientific and medical devices. Commercial customers are mainly value-added resellers of computer systems. Arrow maintains over 200 sales facilities and 26 distribution centers in 32 countries.

Arrow's sales and operating income for fiscal 1997 were $7.8 billion and $434 million, before special charges. For the nine month period ended September 30, 1998, Arrow had sales and operating income of $6 billion and $266 million. Arrow's total assets at September 30, 1998 were $3.8 billion.

Arrow is a publicly-owned New York corporation whose common stock is traded on The New York Stock Exchange under the symbol "ARW."

                             AVAILABLE INFORMATION

Bell and Arrow are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). The Commission file number for Bell is 1-11471 and for Arrow is 1-4482. Such reports and other information may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies can be obtained at prescribed rates, as well as at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov. In addition, this material may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005, where copies may be obtained at prescribed rates.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF RESULTS OF OPERATIONS AND
                   FINANCIAL CONDITION RESULTS OF OPERATIONS

References in this discussion to "Electronics" and the "Electronics Group" include Bell's Electronics Distribution Group (i.e., EDG), together with two out of the three Remaining Businesses: computer systems integration and electronics manufacturing. See "Remaining Businesses." References to "Graphics Imaging" and the "Graphics Imaging Group" refer to Graphics, Bell's recently sold graphics imaging business. See "Recent Developments."

GENERAL

This analysis contains forward looking comments which are based on current trends. Actual results may differ materially. The following discussion should be read in conjunction with the business description and consolidated financial statements appearing elsewhere in this Proxy Statement.

In January 1997, Bell completed the acquisition of Milgray Electronics, Inc., a publicly traded distributor of electronic components. The results of the Company for 1997 include the results of the acquired business of Milgray. Pro forma operating results for 1996, assuming Milgray was acquired on January 1, 1996 and restated to reflect the recent sale of Graphics, were as follows: Net sales -- $778 million; Operating income -- $47.9 million; Income from continuing operations before extraordinary loss -- $15.1 million; and Net income -- $16.4 million.

Income from discontinued operations relates to the recently completed sale of Graphics. See "Recent Developments."

RESULTS OF OPERATIONS

Results of operations by business segment were as follows (in thousands):

                          NINE MONTHS ENDED
                             SEPTEMBER 30             YEAR ENDED DECEMBER 31
                         --------------------    --------------------------------
                           1998        1997        1997        1996        1995
                         --------    --------    --------    --------    --------
Net sales
  Electronics..........  $483,275    $523,134    $688,215    $462,358    $448,390
  Recreational
     Products..........    37,897      36,389      46,234      43,704      42,576
                         --------    --------    --------    --------    --------
                         $521,172    $559,523    $734,449    $506,062    $490,966
                         ========    ========    ========    ========    ========
Operating income
  Electronics(1)(2)....  $ 17,243    $ 26,857    $ 35,307    $ 33,045    $ 35,450
  Recreational
     Products..........     2,717       2,452       2,880       3,380       3,536
  Corporate costs......    (8,410)     (8,580)    (11,536)     (8,899)     (8,756)
  Business system and
     corporate resizing
     charges...........    (9,900)
  Lease commitment
     provision.........                                                    (2,800)
  Interest expense.....    (9,667)     (8,810)    (12,309)     (3,673)     (3,612)
                         --------    --------    --------    --------    --------
Income (loss) from
  continuing operations
  before income
  taxes................    (8,017)     11,919      14,342      23,853      23,818
Income tax provision
  (benefit)............    (1,732)      5,715       6,823       9,992      10,008
                         --------    --------    --------    --------    --------
Income (loss) from
  continuing operations
  before extraordinary
  loss.................    (6,285)      6,204       7,519      13,861      13,810
Income from
  discontinued
  operations...........     1,897       1,902       2,562       2,066       1,161
Gain on sale of
  discontinued
  operations...........     1,748
Extraordinary loss.....                  (675)       (675)
                         --------    --------    --------    --------    --------
Net income (loss)......  $ (2,640)   $  7,431    $  9,406    $ 15,927    $ 14,971
                         ========    ========    ========    ========    ========

A summary of comparative operating results data as a percentage of net sales follows:

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30      YEAR ENDED DECEMBER 31
                                       ---------------    -----------------------
                                       1998      1997     1997     1996     1995
                                       -----     -----    -----    -----    -----
Net sales............................  100.0%    100.0%   100.0%   100.0%   100.0%
  Cost of products sold..............  (79.6)    (77.7)   (77.8)   (76.7)   (76.4)
  Selling and administrative
     expense.........................  (16.1)    (16.7)   (16.8)   (16.8)   (16.9)
  Depreciation and amortization......   (1.3)     (1.2)    (1.2)    (1.1)    (1.2)
  Interest expense...................   (1.9)     (1.6)    (1.7)    (0.7)    (0.7)
  Business system and corporate
     resizing charges................   (2.6)
  Integration charge.................              (.7)    (0.6)
  Lease commitment provision.........                                        (0.6)
  Gain on sale of division...........                                         0.6
                                       -----     -----    -----    -----    -----
  Income (loss) from continuing
     operations before income taxes
     and extraordinary loss..........   (1.5)      2.1      1.9      4.7      4.8
Income tax provision (benefit).......   (0.3)      1.0      0.9      2.0      2.0
                                       -----     -----    -----    -----    -----
Income (loss) from continuing
  operations before extraordinary
  loss...............................   (1.2)%     1.1%     1.0%     2.7%     2.8%
                                       =====     =====    =====    =====    =====

-------------------------
(1) Includes before-tax special charge of $4.1 million for costs associated with the integration of Bell and Milgray in the first quarter of 1997, and gain on sale of division of $3.1 million in 1995.

(2) Includes before-tax special charge of $3.9 million for employee separation and related exit costs in the third quarter of 1998.

FIRST NINE MONTHS OF 1998 COMPARED WITH FIRST NINE MONTHS OF 1997

Net sales for the nine months ended September 30, 1998 decreased to $521.2 million from $559.5 million in 1997, while operating income decreased to $1.7 million as compared to $20.7 million in the comparable 1997 period. Pretax loss from continuing operations was $8.0 million, compared with pretax income of $11.9 million for the prior year period. Results of operations included special charges of $13.8 million and $4.1 million for the nine months ended September 30, 1998 and 1997, respectively.

The Company's results from continuing operations before extraordinary charges, were negatively impacted by continued softness in the electronics distribution business and reduced gross profit margins caused by competitive market conditions and the special charges discussed below. Partially offsetting these factors were generally lower operating expenses.

In third quarter of 1998, the Company incurred a pretax charge of $8.0 million to write off the investment and provide for related commitments for the discontinuance of the use and development of the SAP business system. The Company also wrote-off the related cost of the SAP system which was in operation for the Graphics business ($3 million before tax charge as part of discontinued operations). As part of a company-wide business system project, SAP was initially implemented as the business system for Graphics and was planned for implementation in the Electronics and Recreational Products Groups. In light of the sale of Graphics and the impending sale of EDG, the Company did not believe the cost to implement, maintain and further develop SAP for the Remaining Businesses could be justified. In addition, the Company recorded a special pretax charge of $5.8 million for employee separation and related exit costs associated with a resizing program for electronics ($3.9 million) and corporate operations ($1.9 million). In association with the resizing, the Company reduced its work force by approximately 85 employees primarily in management and support positions. While the resizing predominantly impacted EDG and related corporate support operations in response to electronics industry conditions, the Company anticipates further significant corporate cost reductions after the sale of EDG. Management expects these annual savings to be approximately $8 million to $9 million, before tax effects.

Also, in the third quarter of 1998, the Company completed the sale of its Graphics business for a net purchase price of approximately $40 million, resulting in a pretax gain of approximately $3.0 million (after-tax $1.7 million, or $.19 per share). The final purchase price is subject to certain post closing adjustments which are not expected to be material.

In the first quarter of 1997 the Company completed the acquisition of Milgray Electronics, Inc. In connection with the acquisition, the Company recorded a special before-tax charge of $4.1 million for costs associated with the integration of Milgray, including provision for severance costs, related exit costs, and costs related to supplier terminations. In addition, the Company recorded an extraordinary charge of $675,000 ($.07 per share), net of taxes, relating to the early retirement of senior notes, which were replaced under the Company's new credit facility.

Sales of the Electronic Group for the nine months ended September 30, 1998, decreased to $483.3 million as compared to $523.1 million in the comparable 1997 period while operating income after the special charges discussed above, decreased to $17.2 million from $26.9 million in the 1997 period. Sales for the nine month period ended September 30, 1998 were primarily impacted by industry-wide market weakness resulting in reduced shipments of electronic components. Operating income declined for the nine month period reflecting lower gross profit margins caused by intensified competitive pricing pressures and the special charges noted above.

Sales of the Recreational Products Group for the nine months ended September 30, 1998 increased to $37.9 million from $36.4 million in the comparable 1997 period and operating income increased to $2.7 million from $2.5 million in the 1997 period. Growth for the nine month period is primarily attributable to the Company's expansion to Michigan partially offset by the negative effect of warmer weather conditions on winter product shipments during the third quarter of 1998.

As a percentage of sales, cost of products sold for the nine months ended September 30, 1998 increased to 79.6% from 77.7%, while selling and administrative expenses, as a percent of sales, decreased to 16.1% from 16.7%. Lower operating expenses reflected the Company's cost reduction efforts and resizing programs. In 1998, the Company recorded a 21.6% tax benefit compared to a 47.9% tax provision for the comparable 1997 period. The effective tax rates differ from the combined statutory rate of approximately 40% due primarily to the effect of non-deductible goodwill relative to accounting income or loss for the period.

1997 COMPARED WITH 1996

Overall, the Company's net sales in 1997 increased to $734.4 million compared to $506.1 million in 1996. Increased sales primarily reflected the acquisition of Milgray Electronics in January 1997, offset by weakness in certain segments of the Electronics Group. Although sales increased, the Company's profitability declined as a result of increased competitive pressures on gross margins, transition costs associated with the integration of Milgray, increased goodwill amortization, and higher interest costs.

Electronics Group sales increased 49% to $688.2 million as compared to 1996. Operating income, after the integration charge, increased 7% to $35.3 million. Increased sales and operating income over 1996 reflected the Milgray acquisition, partially offset by lower sales of electronic components, primarily memory based products, and transition costs associated with the combination of the Bell-Milgray operations. Lower sales of electronic components were partially offset by stronger performance in the Company's computer systems and services business.

Recreational Products Group sales increased 6% to $46.2 million as operating income decreased 15% to $2.9 million. Growth in sales and the reduction to operating income reflected the Group's expansion in Michigan and associated start up costs.

Cost of products sold as a percentage of sales increased to 77.8% compared to 76.7% in 1996, reflecting increased competitive market pressures on gross margins in certain segments, primarily in the Electronics Group. Selling and administrative expenses as a percentage of sales of 16.8% remained consistent with the prior year. The Company's income tax rate increased to 48% in 1997 from 42% in 1996 primarily as a result of increased non-deductible goodwill for income tax purposes.

Since acquiring Milgray in January 1997, the Company devoted considerable effort into integrating the electronics distribution operations to establish a unified selling organization. In July 1997, the Company successfully completed the installation of the Bell computer business system for the former Milgray operations. During 1997 and 1998, the Company consolidated four distribution centers to its new distribution center in Southern California.

1996 COMPARED WITH 1995

For the year ended December 31, 1996, the Company's net sales increased 3% to $506.1 million and operating income was $27.5 million, consistent with the prior year. In 1995, operating income, before interest expense totaled $27.4 million and included a before-tax gain on sale of division of $3.1 million partially offset by a $2.8 million before-tax lease commitment provision. Income from continuing operations was $13.9 million in 1996 and $13.8 million in 1995.

Sales of the Electronics Group increased 3% to $462.4 million and operating income decreased 7% to $33 million. Excluding the $3.1 million gain on division sale in 1995, operating income increased 2% in 1996. Sales and income performance reflected increased sales of microcomputer systems and services, partially offset by reduced shipments of electronic components. Protracted weakness in the electronics market and the termination of the Company's National Semiconductor franchise impacted shipments of components, particularly during the second half of 1996.

Recreational Products Group sales for the year increased 3% to $43.7 million while operating income decreased 4% to $3.4 million. Operating results were affected by severe winter weather conditions in the upper Midwest which continued throughout the first half of the year, as well as costs related to expanding into Michigan.

Cost of products sold as a percentage of sales increased slightly (76.7% from 76.4%) as a result of product mix changes. Selling and administrative expenses as a percentage of sales decreased to 16.8% from 16.9% due to ongoing cost control efforts. The Company's income tax rate was approximately 42% in 1996 and 1995.

FINANCIAL CONDITION

Selected financial position data is set forth in the following table:

                                                                      DECEMBER 31
                                                    SEPTEMBER 30,    --------------
                                                        1998         1997     1996
                                                    -------------    -----    -----
Current ratio.....................................      2.8:1        3.1:1    2.8:1
Long-term liabilities to total capitalization.....         45%          54%      18%
Days' sales in receivables........................         50           52       47
Days' sales in inventories........................         88          101       84

Net cash provided by operating activities was $30.2 million for the nine months ended September 30, 1998, compared to net cash used in operating activities of $1.0 million for the comparable 1997 period. Increased operating cash flows resulted from working capital reductions, primarily inventory. Operating cash flows were used to reduce borrowings under the Company's line of credit and to fund property additions, including improvements to the Company's electronics distribution center in Ontario, California. In 1998, investing cash flows included proceeds from the sale of Graphics which were used to reduce borrowings under the Company's line of credit. In 1997, financing cash flows included bank borrowings used to fund the acquisition of Milgray and the retirement of senior notes.

Cash used in operating activities was $3.1 million in 1997 while operating activities generated cash of $37.5 million in 1996. Operating cash flows in 1997 were impacted by reduced earnings and increased investment in working capital. Financing cash flows included bank borrowings used to fund the acquisition of Milgray, and retirement of the Company's outstanding 9.7% Senior Notes, including approximately $1 million in make-whole premiums. Property additions included investment in the Company's information systems, completion of its new national service center in El Segundo, California as well as improvements to a new electronics distribution center. The acquisition of the 265,000 square foot distribution center, located in Ontario, California, was financed through the assumption of Industrial Revenue Bonds due in 2015. The distribution center and related bonds were recorded at estimated fair market value of $6.2 million.

Concurrent with the acquisition of Milgray, the Company entered into a five-year $250 million secured revolving credit facility with a syndicate of banks. The new facility, which replaced the Company's $50 million line of credit, includes a $50 million term loan, payable quarterly over five years, and a revolving credit line.

In October 1998, the Company agreed to sell its Electronics Distribution Group. The transaction is subject to shareholder approval, along with customary regulatory review and is anticipated to close early in 1999. The Company will use a portion of the net proceeds from the sale to pay off its indebtedness under its credit facility. In addition, the Company intends to make a cash distribution to shareholders ranging between $50 million to $60 million approximately 90 days after the closing. The Company expects to record a significant accounting loss on the transaction of approximately $60 to $65 million before tax effects.

The Company believes that sufficient cash resources exist to support requirements for operations and commitments during the period through the close of the proposed sale of EDG through available cash, bank borrowings and cash generated from operations. It is anticipated that the proceeds from the sale will be used to fund the retirement of Bell's current bank debt, transaction costs, taxes, and the distribution to shareholders. The Company has received preliminary approval from its primary lender for a line of credit in the amount of $20 million to finance working capital needs to operate and grow the Remaining Businesses during the first 12 to 18 months after the sale of EDG. Management believes that it has access to additional financing as required.

In 1997, the Company initiated a project to ensure all its business systems as well as non-informational systems, such as HVAC systems, building security, elevators, phone systems and other related systems are Year 2000 compliant. The Year 2000 project encompasses three major phases: Inventory -- taking stock of the various applications and systems in use by the Company;
Assessment -- analyzing the exposure of Year 2000 issues in the various applications and systems; and Renovation -- taking action to correct Year 2000 deficiencies noted in the assessment phases. The Company anticipates achieving Year 2000 compliance over 1998 and 1999 by converting certain of its business systems to Year 2000 hardware and software platforms and by reprogramming other business systems. To date, the Inventory and Assessment phases of critical systems and support functions are complete and renovation is underway. Implementation of Year 2000 compliant business systems has begun and is anticipated to be completed by the second quarter of 1999. As a contingency plan, the Company has completed the reprogramming of significant existing business systems for Year 2000 compliance in the event that new business systems are not operational by 2000. The Company does not have any other contingency plans at this time. In addition, the Company has identified and prioritized and is communicating with its material suppliers and third party providers ("Material Third Parties") to determine their Year 2000 status and any probable impact on Bell. Bell will continue to track and evaluate its long-term relationship with Material Third Parties based on the responses it receives and on information learned from other sources. If any of Bell's Material Third Parties are not Year 2000 ready and their non-compliance causes a material disruption to any of their respective businesses, Bell's business could be materially adversely affected. Bell will continue to evaluate the nature of these risks, but at this time Bell is unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on Bell. If a significant number of Material Third Parties experience failures in their computer systems or operations due to not being Year 2000 compliant, it could affect Bell's ability to process transactions or otherwise engage in similar normal business activities. While this risk is outside of Bell's control, Bell has instituted the program mentioned above to identify Material Third Parties and to address any non-compliance issues. The estimated cost of the Year 2000 project has not been and is not expected to be material to the Company's financial position or results of operations. Although Bell believes its business systems will be Year 2000 compliant on or before December 31, 1999, the Company makes no assurances regarding the success of this program, or that third party systems will be Year 2000 compliant. The Company cannot be assured that failure to achieve Year 2000 compliance will not have a material impact on the Company's business.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as it may be amended or supplemented, and certain documents incorporated by reference herein contain or may contain both statements of historical fact and "forward-looking statements" within the meaning of Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements to the effect that the Company or management "expects" or "anticipates" certain events or results to occur, or that the Company or management will "endeavor" to achieve certain results. There are certain important factors that could cause future results to differ materially from those anticipated by management in the forward-looking statements. Among these important factors are: the ability of the Company to realize cost savings as a result of the disposition of EDG and Graphics; international and domestic economic conditions; competitive pressures in the electronic components industry; increased consolidation of such industry; rapid technological changes; demand for products containing electronic components; loss of product lines; and continued and/or increased pressure on profit margins.

                               DISSENTERS' RIGHTS

Pursuant to the California Corporations Code, holders of shares of Common Stock are not entitled to rights of appraisal in connection with the Sale.

                    DESCRIPTION OF THE ACQUISITION AGREEMENT

The complete text of the Acquisition Agreement, excluding its Schedules, has been filed as an exhibit to the Company's Current Report on Form 8-K, event date October 1, 1998. See "Additional Information."

ASSETS TO BE SOLD

The Acquisition Agreement provides for the sale by the Company to Arrow of substantially all of the assets of EDG.

ASSETS TO BE TRANSFERRED

The assets to be sold to Arrow (the "Assets") include all of the assets of EDG other than the Excluded Assets (as defined below), including: (i) owned real property; (ii) real property leases and subleases; (iii) inventory; (iv) accounts receivable; (v) tangible personal property; (vi) personal property leases; (vii) business contracts; (viii) prepaid expenses; (ix) intangible personal property and (x) all other assets and properties of Company used in the business of EDG and not otherwise excluded.

EXCLUDED ASSETS

The assets being retained by the Company (the "Excluded Assets") include: (i) cash and other cash equivalents; (ii) insurance policies; (iii) assets owned or held by employee benefit plans; (iv) tax refunds or credits;(v) excluded real estate; and (vi) all assets and properties of Company not used in connection with EDG.

ASSUMED LIABILITIES

Arrow will assume all of the Company's obligations relating to EDG (other than the Retained Liabilities), including but not limited to: (i) real property lease obligations; (ii) accounts payable; (iii) personal property lease obligations;
(iv) obligations under contracts, licenses, and industrial revenue bonds; (v) obligations under certain employment agreements and severance agreements; (vi) accrued expenses; (vii) product defect liabilities; (viii) litigation claims arising out of the activities of EDG; and (x) all liabilities reflected or reserved against on the Audited Balance Sheet (as defined below).

RETAINED LIABILITIES

The Company will retain those liabilities that are not being assumed by Arrow (the "Retained Liabilities"). These Retained Liabilities include: (i) taxes other than the assumed tax liabilities; (ii) certain employment and severance agreements; (iii) employee benefit plan liabilities; (iv) post-retirement medical plan liabilities; (v) retained litigation claims; (vi) obligations arising in connection with excluded assets; (vii) retained sales tax liabilities; and (viii) all obligations of the Company related to businesses of the Company other than EDG.

CLOSING

The closing of the Sale will take place at 10:00 a.m., local time, on the earliest practicable date after all of the conditions to the Sale shall have been satisfied or waived, but in any event not later than three (3) business days after such date. See "-- Conditions."

PAYMENT AT CLOSING

Prior to the closing, the Company will prepare an estimated balance sheet of EDG as of a recent date. The closing cash payment will be approximately $187.6 million if Bell's net investment in EDG as shown on the estimated balance sheet is $155 million or more, less $20 million as a "hold-back" of the purchase price to cover any deficiencies in such net investment revealed on a final post-closing balance sheet. The amount held-back will be paid to Bell 90 days after closing to the extent such deficiencies do not exist. The closing cash payment will be adjusted dollar for dollar to the extent Bell's net investment in EDG is less than $155 million. If, however, the net investment in EDG is less than $135 million, then Arrow may, at its option, either terminate the Acquisition Agreement or reduce the closing cash payment, as previously described.

At October 1, 1998 (the date the Acquisition Agreement was signed) Bell's net investment in EDG was $154.5 million and at November 30, 1998, such investment was $151.7 million.

PURCHASE PRICE ADJUSTMENT

After the closing, Arrow will prepare, and its accountants will certify within 90 days of the closing, a balance sheet (the "Preliminary Audited Balance Sheet") as of the closing date for EDG. The Company and its independent public accountants will have the right to observe, review and comment upon the preparation of the Preliminary Audited Balance Sheet, including the right to observe the taking of a physical inventory. In the event of a dispute between the parties, the dispute will be submitted to a mutually agreed-upon nationally recognized independent public accounting firm. At the end of this process, a final balance sheet will be delivered to the Company and Arrow.

If the net investment in EDG shown on the Audited Balance Sheet is $155 million, there will be no change to the final purchase price. If the net investment is above or below $155 million, then the final purchase price will be increased or decreased dollar-for-dollar, provided the increase may not exceed $10 million.

If the final purchase price is greater than the closing cash payment, Arrow will pay the Company such difference with interest at 6% per annum. If the purchase price is less than the closing cash payment, the Company will pay to Arrow such difference with like interest thereon.

Bell may not distribute any proceeds or make other distributions to shareholders until completion of the Audited Balance Sheet.

REPRESENTATIONS AND WARRANTIES

The Acquisition Agreement contains customary representations and warranties of the Company and Arrow.

The representations and warranties made by the parties to the Acquisition Agreement will survive the Closing until the earlier of (i) two (2) years after the Closing Date and (ii) either (A) the liquidation of the Company or (B) the merger of the Company with, or the sale of all of the Company's equity to, an acquiring person.

CERTAIN COVENANTS

GENERAL

The Company has agreed that it will (i) maintain EDG only in the ordinary course and consistent with its past practice, and allow Arrow's representatives to observe its operations; (ii) use its best efforts to preserve EDG's business and organization intact; (iii) use its best efforts to maintain present employees;
(iv) permit certain communications between employees and Arrow; (iv) not modify or change any existing contract or renew or extend any existing lease, except in the ordinary course, consistent with past practice; (v) not open any new facility; (vi) not hire or fire any employee earning more than $100,000 per year, except for cause; (vii) not make any capital expenditures, additions, or improvements in excess of $250,000; (viii) consult with and advise Arrow with respect to inventory management; (ix) obtain necessary consents in connection with the Sale; (x) cooperate with Arrow; and (xi) give Arrow reasonable access to information about EDG.

EXPENSES

The Acquisition Agreement provides that each party will bear its own expenses incurred in connection with the Sale. In addition, the parties agree that neither party shall be liable to the other party for damages or other payments, except in the following circumstances: if the Acquisition Agreement is terminated by the Company either (i) in connection with its acceptance of an alternative proposal to acquire the Assets or EDG, (ii) if the Company's shareholders do not approve the Sale and the Proxy Statement relating to the Sale discloses any such alternative proposal, then, in either case, the Company shall pay Arrow an expense reimbursement of $5,000,000 (or, if in the case of clause (ii), the Proxy Statement does not disclose any such proposal, $750,000); or (iii) if Closing shall not occur due to a willful breach of a Closing condition by either party, the party in breach shall pay the other party an expense reimbursement of $5,000,000.

INDEMNIFICATION

Each party to the Acquisition Agreement has agreed to indemnify the other party against any losses resulting from (i) any misrepresentation or breach of warranty; (ii) any failure of the representations and warranties; and (iii) any failure to perform or otherwise fulfill any covenant or agreement made in the Acquisition Agreement. The parties agree that no indemnification claim shall be made until the sum of such losses reaches a threshold of $1,000,000, at which point the party seeking indemnification may make a claim for the entire amount of such losses, including the initial $1,000,000. Such indemnification rights survive only as long as the survival period of the representations and warranties. See "-- Representations and Warranties."

EXCLUSIVITY

The Company has agreed that neither it, its affiliates nor its representatives or agents will initiate any discussions or negotiations with any entity concerning any transaction to acquire the Assets of EDG. The Company may provide information (pursuant to customary confidentiality agreements) or enter into discussions or negotiations regarding a bona fide unsolicited alternative proposal to consummate such a transaction provided that the Company: (i) has not yet received shareholder approval for the transactions contemplated by the Acquisition Agreement; (ii) acts upon advice from its legal counsel that such actions with respect to an alternative proposal are required; and (iii) communicates the terms of any alternative proposal to Arrow.

EMPLOYMENT AND EMPLOYEE BENEFIT PLANS

Arrow has agreed to offer employment to employees of the Company engaged in EDG (such employees who accept Arrow's offer of employment are referred to herein as the "Continuing Employees"). To the extent any employee benefit plans are made available to Continuing Employees (such employee benefit plans, programs and/or policies are referred to herein as "Plans"), (i) service with the Company by any such employee prior to the Closing shall be credited for eligibility and vesting purposes under the Plans (but not for benefit accrual purposes) and (ii) with respect to any Plans which are welfare plans, all pre-existing condition exclusions shall be waived.

CONDITIONS

The obligations of the parties to consummate the Sale are subject to customary closing conditions, including obtaining clearance under the Hart-Scott-Rodino Act ("HSR Act") relating to anti-trust matters. As of the date of this Proxy Statement, the waiting period under the HSR Act has elapsed without any notification from the FTC or the Justice Department that further information is required. All of the closing conditions in the Acquisition Agreement may be waived except for the approvals of Bell shareholders and the Boards of Directors of both Bell and Arrow.

Arrow's obligation to consummate the Sale is also subject to there being no material adverse change since June 30, 1998 in the Assets or the business of EDG and the encumbrances on the Assets created under the Company's Credit Agreement having been released.

The Company's obligations to consummate the Sale is subject to shareholders' approval and the consent of the lenders under the Credit Agreement. As of the date of this Proxy Statement, the lenders under the Credit Agreement have indicated that they will consent to the Sale, provided that, as contemplated, the indebtedness owed to such lenders is repaid at the closing of the Sale.

TERMINATION

The obligations of the parties may be terminated on or prior to the Closing
Date: (i) by mutual consent; (ii) by either the Company or Arrow, if (A) the Closing has not occurred on or before March 31, 1999, (B) HSR Act clearance has not been obtained, or (C) the approval of the Company's shareholders has not been obtained; (iii) by the Company, if it receives an alternative proposal to acquire EDG or the Assets providing for terms better than those offered by Arrow; or (iv) by Arrow, if (A) the Company's Board of Directors shall have withdrawn its approval of the sale to Arrow or shall have recommended an alternative proposal to acquire EDG or the Assets, or (B) if the net investment shown on the Estimated Balance Sheet is less than $135 million.

                      DESCRIPTION OF THE OPTION AGREEMENT

As a condition to the Sale, Arrow has required that the Company grant Arrow an option (the "OPTION") to purchase up to approximately 19.9% of the Company's Common Stock outstanding on the date of the Acquisition Agreement, or 1,888,000 shares, at an exercise price of $10.531 per share. On December 22, 1998, the closing price of the Company's common stock on the NYSE was $10.75. The exercise price was based on the average of the closing prices of the Company's Common Stock for each of the ten days prior to announcement of the Sale. The Option becomes exercisable by Arrow only if one or more of the following events occur, and for 180 after any such occurrence: (1) the Company terminates the Acquisition Agreement to pursue another transaction; (2) the Company's shareholders fail to approve the Sale where this Proxy Statement discloses an alternative transaction, or (3) the Company willfully breaches a closing condition in the Acquisition Agreement. In addition, Arrow has a right to require the Company to repurchase at a formula price the Option or the shares acquired by Arrow if it has exercised the Option. This formula price would be the exercise price of the Option plus an amount equal to the excess of the market price for the Common Stock over the exercise price or, if higher, the price offered for the Common Stock by a third party tender offeror. If the Option is exercised, Bell also grants Arrow registration rights on the shares issued to Arrow pursuant to the Option. A Stock Option Agreement dated the same date as the Acquisition Agreement defines the terms and condition of the Option in detail and is filed as an exhibit to the Company Current Report on Form 8-K, event date October 1, 1998.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

As of October 1, 1998, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,289,000 shares representing 89% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through October 31, 1998 with the Securities and Exchange Commission, the Company believes that only the entities named below beneficially own 5% or more of the Company's common stock:

                                                      AMOUNT AND NATURE       PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP    OF CLASS
      ------------------------------------         -----------------------    --------
Newsouth Capital Management......................          493,533              5.2%
  1000 Ridgeway Loop Road, Suite 233
  Memphis, Tennessee 38120
Dimensional Fund Advisors........................          487,991              5.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
The TCW Group, Inc...............................          486,092              5.2%
  865 South Figueroa Street
  Los Angeles, California 90017

The Company is unable to determine the persons having voting control for the entities listed in the above table nor does it know how these entities will vote on the proposed Sale.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership of the Company's Common Stock of each director and officer of the Company, as well as the beneficial ownership of Common Stock of all directors and executive officers of the Company as a group as of October 1, 1998. All ownership of Common Stock is direct.

                                                      AMOUNT AND NATURE
           NAME AND PRINCIPAL OCCUPATION                OF BENEFICIAL      PERCENT
                OF BENEFICIAL OWNER                       OWNERSHIP        OF CLASS
           -----------------------------              -----------------    --------
John J. Cost........................................        17,506(2)           (1)
  Secretary and Director
  Of Counsel Irell & Manella LLP, Attorneys
Anthony L. Craig....................................        14,938(2)           (1)
  Director
  President, Global Knowledge Network
Herbert S. Davidson,................................         1,000              (1)
  Vice Chairman of the Board
Tracy A. Edwards....................................        53,601(3)           (1)
  Executive Vice President -- Finance and
  Operations,
  and Chief Financial Officer
Gordon Graham.......................................        33,482(4)           (1)
  President and Chief Executive Officer
  and Director
D. J. Hough.........................................        98,780(5)        1.0%
  Senior Vice President
  and Chief Information Officer
Peter A. Resnick....................................           840(6)           (1)
  Vice President and Corporate Controller
Milton Rosenberg, Director..........................        20,000(2)           (1)
  Private investor and consultant
Charles S. Troy.....................................        14,444(2)           (1)
  Vice President
Stephen A. Weeks....................................         3,329(7)           (1)
  Vice President and Treasurer
Theodore Williams...................................       342,154(4)        3.6%
  Chairman of the Board
All directors and executive officers as a
  group(11).........................................       600,074(8)        6.3%

-------------------------
(1) Less than 1% of the outstanding.

(2) Includes 14,800 shares with respect to each of Messrs. Cost, Rosenberg and Craig, and 13,800 with respect to Mr. Troy, issuable pursuant to currently exercisable stock options issued under Bell's Non-employee Directors' Stock Option Plan.

(3) Includes 36,721 shares issuable pursuant to currently exercisable stock options.

(4) Includes 7,512 shares with respect to Mr. Graham and 9,000 shares with respect to Mr. Williams issuable pursuant to currently exercisable stock options.

(5) Includes 42,275 shares issuable pursuant to currently exercisable stock options.

(6) Includes 360 shares issuable pursuant to currently exercisable options.

(7) Includes 1,020 shares issuable pursuant to currently exercisable stock options.

(8) Includes 155,088 shares issuable pursuant to currently exercisable stock options.

                                 OTHER MATTERS

The Board of Directors is not aware of any other business which may be properly presented for action at the Special Meeting. Unless otherwise directed, all shares represented by the persons named in the accompanying Proxy will be voted in favor of the Sale to Arrow. If any other matters come before the Special Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

                             SHAREHOLDER PROPOSALS

If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 11, 1999, such a proposal must be received by Bell at its Corporate Office prior to December 18, 1998.

                            INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as the independent accountants for the Company for the fiscal year ended December 31, 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Special Meeting and to be available to respond to any questions directed to PricewaterhouseCoopers LLP by shareholders of the Company. The representative will have an opportunity to make a statement if PricewaterhouseCoopers LLP desires.

                      DOCUMENTS INCORPORATED BY REFERENCE

The following documents previously filed by the Company with the Securities and Commission are incorporated by reference into this document: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, (iii) Current Report on Form 8-K/A, event date September 14, 1998, which includes pro forma financial information giving effect to the discontinued operations of Graphics for each of the years ended December 31, 1997, 1996 and 1995 and the six month periods ended June 30, 1998 and 1997, and (iv) Current Report on Form 8-K, event date October 1, 1998. All documents filed by the Company with the Commission after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference. Any statement contained or incorporated in this Proxy Statement shall be deemed to be modified or superseded to the extent that a statement contained herein (or in any subsequently filed document) modifies or supersedes such statement.

                         ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders which includes financial statements for the years ended December 31, 1997 and 1996, was sent to the Shareholders on or about March 20, 1998. Copies of the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, including financial statements, can be obtained without charge by holders of the Company's Common Stock by contacting the corporate office at 2201 E. El Segundo Boulevard, El Segundo, California 90245-4608.

                                          BY ORDER OF
                                          THE BOARD OF DIRECTORS

                                          John J. Cost, Secretary
                                          December 23, 1998

                             BELL INDUSTRIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Statement of Income for each of the three years in the period ended December 31, 1997.....................  F-3
Consolidated Balance Sheet at December 31, 1997 and 1996....  F-4
Consolidated Statement of Shareholders' Equity for each of
  the three years in the period ended December 31, 1997.....  F-5
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 1997...............  F-6
Notes to Consolidated Financial Statements..................  F-7
Quarterly Results of Operations (unaudited).................  F-17
Consolidated Statement of Operations for the nine months
  ended September 30, 1998 and 1997 (unaudited).............  F-19
Condensed Consolidated Balance Sheet at September 30, 1998
  and December 31, 1997 (unaudited).........................  F-20
Consolidated Statement of Cash Flows for the nine months
  ended September 30, 1998 and 1997 (unaudited).............  F-21
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Bell Industries, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Bell Industries, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Los Angeles, California
January 28, 1998, except as to
"Subsequent Events" note,
which is as of November 24, 1998

                             BELL INDUSTRIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31
                                                --------------------------------
                                                  1997        1996        1995
                                                --------    --------    --------
Net sales.....................................  $734,449    $506,062    $490,966
                                                --------    --------    --------
Costs and expenses
  Cost of products sold.......................   571,344     387,876     375,168
  Selling and administrative..................   123,158      84,924      82,863
  Depreciation and amortization...............     9,196       5,736       5,755
  Interest....................................    12,309       3,673       3,612
  Integration charge..........................     4,100
  Lease commitment provision..................                             2,800
  Gain on sale of division....................                            (3,050)
                                                --------    --------    --------
                                                 720,107     482,209     467,148
                                                --------    --------    --------
Income from continuing operations before
  income taxes and extraordinary loss.........    14,342      23,853      23,818
Income tax provision..........................     6,823       9,992      10,008
                                                --------    --------    --------
Income from continuing operations before
  extraordinary loss..........................     7,519      13,861      13,810
Income from discontinued operations, net of
  tax.........................................     2,562       2,066       1,161
Loss on early retirement of debt, net of
  tax.........................................      (675)
                                                --------    --------    --------
Net income....................................  $  9,406    $ 15,927    $ 14,971
                                                ========    ========    ========
SHARE AND PER SHARE DATA
BASIC
Income from continuing operations before
  extraordinary loss..........................  $   0.82    $   1.57    $   1.60
Income from discontinued operations, net of
  tax.........................................      0.28        0.23        0.14
Loss on early retirement of debt, net of
  tax.........................................     (0.07)
                                                --------    --------    --------
Net income....................................  $   1.03    $   1.80    $   1.74
                                                ========    ========    ========
Weighted average common shares................     9,157       8,852       8,626
                                                ========    ========    ========
DILUTED
Income from continuing operations before
  extraordinary loss..........................  $   0.80    $   1.52    $   1.54
Income from discontinued operations, net of
  tax.........................................      0.27        0.23        0.13
Loss on early retirement of debt, net of
  tax.........................................     (0.07)
                                                --------    --------    --------
Net income....................................  $   1.00    $   1.75    $   1.67
                                                ========    ========    ========
Weighted average common shares................     9,430       9,109       8,940
                                                ========    ========    ========

See accompanying Notes to Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
ASSETS
Current assets
  Cash and cash equivalents.................................  $  5,377    $ 12,097
  Accounts receivable, less allowance for doubtful accounts
     of $2,673 and $1,626...................................   120,900      83,155
  Inventories...............................................   173,801     104,049
  Prepaid expenses and other................................     8,990       5,820
                                                              --------    --------
          Total current assets..............................   309,068     205,121
                                                              --------    --------
Properties, at cost
  Land......................................................     3,419       1,397
  Buildings and improvements................................    21,283      11,049
  Equipment.................................................    41,642      34,361
                                                              --------    --------
                                                                66,344      46,807
  Less accumulated depreciation.............................   (24,265)    (24,758)
                                                              --------    --------
          Total properties..................................    42,079      22,049
                                                              --------    --------
Goodwill, less accumulated amortization of $9,344 and
  $6,199....................................................    72,758       8,795
Other assets................................................     7,328       5,345
                                                              --------    --------
                                                              $431,233    $241,310
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $ 67,121    $ 43,839
  Accrued payroll...........................................     9,265       7,663
  Accrued liabilities.......................................    17,170      12,687
  Current portion of long-term liabilities..................     7,500       8,076
                                                              --------    --------
          Total current liabilities.........................   101,056      72,265
                                                              --------    --------
Long-term debt..............................................   172,330      24,571
Deferred compensation and other.............................     6,495       6,013
Shareholders' equity
  Preferred Stock
     Authorized -- 1,000,000 shares
     Outstanding -- none
  Common stock
     Authorized -- 35,000,000 shares
     Outstanding -- 9,326,391 and 7,518,277 shares..........   100,410      75,666
  Reinvested earnings.......................................    50,942      62,795
                                                              --------    --------
          Total shareholders' equity........................   151,352     138,461
                                                              --------    --------
Commitments and contingencies
                                                              $431,233    $241,310
                                                              ========    ========

See accompanying Notes to Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                          COMMON STOCK          OTHER
                                      ---------------------    PAID-IN    REINVESTED
                                       SHARES       AMOUNT     CAPITAL     EARNINGS
                                      ---------    --------    --------   ----------
BALANCE AT DECEMBER 31, 1994........  6,497,557    $  1,624    $ 54,080    $ 46,066
  Employee stock plans..............     74,415         441         388
  Net income........................                                         14,971
  5% stock dividend.................    326,122          82       6,441      (6,524)
  Change in par value of common
     stock..........................                 60,909     (60,909)
                                      ---------    --------    --------    --------
BALANCE AT DECEMBER 31, 1995........  6,898,094      63,056          --      54,513
  Employee stock plans..............    115,525       1,933
  Net income........................                                         15,927
  5% stock dividend.................    351,510       7,645                  (7,645)
  Purchases of businesses...........    153,148       3,032
                                      ---------    --------    --------    --------
BALANCE AT DECEMBER 31, 1996........  7,518,277      75,666          --      62,795
  Employee stock plans..............    274,061       3,361
  Net income........................                                          9,406
  20% stock dividend................  1,522,821      21,259                 (21,259)
  Exercise of warrants and other....     11,232         124
                                      ---------    --------    --------    --------
BALANCE AT DECEMBER 31, 1997........  9,326,391    $100,410    $     --    $ 50,942
                                      =========    ========    ========    ========

See accompanying Notes to Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31
                                               ---------------------------------
                                                 1997         1996        1995
                                               ---------    --------    --------
Cash flows from operating activities:
  Net income.................................  $   9,406    $ 15,927    $ 14,971
  Depreciation and amortization..............      6,294       5,541       5,342
  Amortization of intangibles................      3,706         687         598
  Provision for losses on accounts
     receivable..............................      2,138       1,235       1,716
  Integration charge.........................      4,100
  Loss on early retirement of debt...........        675
  Gain on sale of division...................                             (3,050)
  Lease commitment provision.................                              2,800
  Changes in assets and liabilities, net of
     acquisitions............................    (29,374)     14,061     (19,459)
                                               ---------    --------    --------
       Net cash provided by (used in)
          operating activities...............     (3,055)     37,451       2,918
                                               ---------    --------    --------
Cash flows from investing activities:
  Purchases of businesses....................   (100,404)    (10,815)     (3,419)
  Purchases of properties....................    (16,195)     (9,573)     (5,019)
  Proceeds from sale of division.............                              7,754
                                               ---------    --------    --------
       Net cash used in investing
          activities.........................   (116,599)    (20,388)       (684)
                                               ---------    --------    --------
Cash flows from financing activities:
  Payments on Senior Notes and capital
     leases..................................    (25,633)     (6,918)     (5,675)
  Bank borrowings (payments), net............    137,852      (4,800)      3,800
  Debt issuance costs........................    ( 2,770)
  Employee stock plans and other.............      3,485       1,933         829
                                               ---------    --------    --------
       Net cash provided by (used in)
          financing activities...............    112,934      (9,785)     (1,046)
                                               ---------    --------    --------
Net increase (decrease) in cash and cash
  equivalents................................     (6,720)      7,278       1,188
Cash and cash equivalents at beginning of
  year.......................................     12,097       4,819       3,631
                                               ---------    --------    --------
Cash and cash equivalents at end of year.....  $   5,377    $ 12,097    $  4,819
                                               =========    ========    ========
Changes in assets and liabilities, net of
  acquisitions:
     Accounts receivable.....................  $  (1,734)   $  2,634    $ (9,288)
     Inventories.............................    (19,577)     22,917     (24,341)
     Accounts payable........................     (3,173)     (5,259)      7,011
     Accrued liabilities and other...........     (4,890)     (6,231)      7,159
                                               ---------    --------    --------
       Net change............................  $ (29,374)   $ 14,061    $(19,459)
                                               =========    ========    ========
Supplemental cash flow information:
  Interest paid..............................  $  12,023    $  3,863    $  3,759
  Income taxes paid..........................  $   3,762    $ 12,624    $ 11,190

See accompanying Notes to Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

Principles of consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated.

Statement of cash flows -- The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

Revenue recognition and receivables -- The Company is primarily a national distributor of electronic components. In addition, the Company distributes graphics and electronic imaging products throughout the western and central United States and recreational-related products in the north central United States. Sales are recognized and trade receivables are recorded when products are shipped. Concentrations of credit risk with respect to trade receivables are limited due to the large number and general dispersion of trade accounts which constitute the Company's customer base. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company estimates reserves for potential credit losses and such losses have been within these estimates.

Inventories -- Inventories are stated at the lower of cost (determined using weighted average and first-in, first-out methods) or market (net realizable value).

Properties, depreciation and amortization -- All properties are depreciated using the straight-line method based upon estimated useful lives which range from 25 to 40 years for buildings and 2 to 10 years for equipment. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of their estimated service lives or the term of the lease.

Goodwill -- Cost in excess of the fair value of net assets of purchased businesses (goodwill) is amortized using the straight-line method over 25 years. The Company periodically evaluates the recorded value of its operating assets, including goodwill, and recognizes impairments when the estimated future undiscounted cash flows from the use of the assets are less than the recorded value.

Income taxes -- Provision is made for the tax effects of temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. In estimating deferred tax balances, the Company considers all expected future events other than enactments of changes in the tax law or rates.

Stock option plans -- The Company measures and records compensation expense relating to stock options as the excess, if any, between the market value of shares on the date of option grant and the expected proceeds upon exercise. Such expense is accrued ratably over the period to be benefited. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to disclose the impact of compensation cost on earnings as determined under the fair value method prescribed by SFAS No. 123.

Per share data -- Basic earnings per share data is based upon the weighted average number of common shares outstanding. Diluted earnings per share data is based upon the

                             BELL INDUSTRIES, INC.

weighted average number of common shares outstanding plus the number of common shares potentially issuable for dilutive securities such as stock options and warrants which were 273,000 shares, 257,000 shares and 314,000 shares for 1997, 1996 and 1995, respectively.

Use of estimates -- Certain amounts and disclosures included in the consolidated financial statements required the use of management estimates which could differ from actual results.

ACQUISITION OF MILGRAY ELECTRONICS

In January 1997, the Company completed the acquisition of Milgray Electronics, Inc. ("Milgray"), a publicly traded distributor of electronics components. Under the terms of the acquisition, shareholders of Milgray received $14.77 per share for an aggregate purchase price of approximately $100 million. The Company financed the acquisition through borrowings under a credit facility arranged with a syndicate of banks.

The acquisition was accounted for under the purchase method of accounting and operating results of Milgray are included from the acquisition date in the financial statements of the Company. The fair value of non-cash assets acquired, including goodwill, was approximately $167 million and liabilities assumed totaled approximately $67 million. Goodwill of $67 million is being amortized over 25 years on a straight-line basis.

In the first quarter of 1997, in conjunction with the acquisition, the Company recorded a special before-tax charge totaling $4.1 million, for costs associated with the integration of Milgray, including provisions for severance, lease and related exit costs, and costs related to supplier terminations. Substantially all amounts related to the integration were expended during 1997.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Milgray as if the acquisition had occurred January 1, 1996. The unaudited pro forma results include estimates for goodwill amortization and increased interest expense and have been adjusted to reflect the sale of Graphics (in thousands, except per share):

                                                                1996
                                                              --------
Net sales...................................................  $778,200
Income from continuing operations before extraordinary
  loss......................................................  $ 15,100
Net income..................................................  $ 16,410
Income from continuing operations before extraordinary loss
  per share:
  Basic.....................................................  $   1.71
  Diluted...................................................  $   1.66
Net income per share:
  Basic.....................................................  $   1.85
  Diluted...................................................  $   1.80

                             BELL INDUSTRIES, INC.

LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

                                                                DECEMBER 31
                                                            -------------------
                                                              1997       1996
                                                            --------    -------
Bank borrowings...........................................  $173,500    $ 8,000
Industrial Revenue Bonds..................................     6,330
9.70% Senior Notes........................................               23,714
                                                            --------    -------
                                                             179,830     31,714
Less current portion......................................     7,500      7,143
                                                            --------    -------
                                                            $172,330    $24,571
                                                            ========    =======

Concurrent with the acquisition of Milgray, the Company entered into a $250 million secured revolving credit facility expiring in December 2001 with a syndicate of banks to finance the purchase of Milgray, retire all existing debt of both companies and provide for ongoing working capital requirements. Borrowings under the facility are secured by the Company's receivables and inventories. The new facility, which replaced the Company's previous bank line of credit, provides for interest at either the bank's reference rate or LIBOR plus 1.50% (7.4% at December 31, 1997). The facility includes a $50 million term loan, payable quarterly over five years, and a revolving credit line. The facility is subject to an annual commitment fee of .375% on the unused line of credit. The agreement underlying the facility contains provisions for asset acquisition limits, the maintenance of financial ratios, prohibition of dividends (other than stock dividends), and other restrictions.

In connection with the placement of the credit facility, the Company redeemed its outstanding 9.70% Senior Notes for $24.7 million, including $1 million in make-whole premiums. The transaction resulted in an extraordinary charge in 1997 of $675,000, net of income tax benefit of $419,000.

In February 1997, in connection with the acquisition of a 265,000 square foot distribution center in Ontario, California, the Company assumed $9 million of variable rate (approximately 3.5% at December 31, 1997) Industrial Revenue Bonds due in 2015. The bonds and related distribution center were recorded at an estimated fair value of $6.2 million. The bonds are secured by a $9 million irrevocable letter of credit. The fair value of the bonds at December 31, 1997 was approximately $7.2 million as estimated using an interest rate currently available to the Company for debt with similar terms and remaining maturities.

In May 1997, the Company entered into separate interest rate swap agreements with two banks in an aggregate notional amount of $50 million to manage variable interest rate exposures. The agreements expire in May 2000. The Company agreed to exchange, at quarterly intervals, the difference between the Company's variable pay rate of 90 day LIBOR with the banks' fixed pay rate of 6.6%. The notional amounts of these agreements do not represent amounts exchanged by the parties and thus, are not a measure of the exposure to the Company. While it is the Company's intention to hold these contracts

                             BELL INDUSTRIES, INC.

through expiration, the cost to terminate the swap agreements was $840,000 at December 31, 1997, based on the fair value of the swap agreements as determined by reference to current interest rates and agreements with similar terms.

Aggregate maturities of long-term debt are as follows (in thousands):

1998.................................  $  7,500
1999.................................  $ 10,000
2000.................................  $ 12,500
2001.................................  $143,500

COMMON STOCK

In May 1997, the Board of Directors declared a 20% stock dividend payable to shareholders of record on May 30, 1997. In May 1996, the Board of Directors declared a 5% stock dividend payable to shareholders of record on May 24, 1996. In May 1995, the Board of Directors declared a 5% stock dividend payable to shareholders of record on May 26, 1995. Share and per share amounts were adjusted to give effect to the dividends.

At the 1996 Annual Meeting, shareholders approved a proposal to increase the number of authorized shares of common stock from 10 million to 35 million.

At the 1995 Annual Meeting, shareholders approved a plan to change the Company's state of incorporation from Delaware to California. Effective June 30, 1995, the plan was completed and each share of Bell Delaware common stock ($.25 par value) was converted to one share of Bell California common stock. This change resulted in the transfer of $60.9 million from other paid-in capital to common stock on that date.

STOCK PLANS AND WARRANTS

The Company's 1990 Stock Option and Incentive Plan (the "1990 Plan") and 1994 Stock Option Plan (the "1994 Plan") each authorized 500,000 shares of common stock to be available for purchase by employees. At the 1997 Annual Meeting, the shareholders approved an amendment to the 1994 Plan which authorized an additional 500,000 shares of common stock. At the 1996 Annual Meeting the shareholders approved the Non-Employee Director Stock Option Plan (the "1996 Plan"), which authorized 150,000 shares of common stock to be available for purchase by non-employee directors of the Company.

Under the stock option plans, both incentive and nonqualified stock options, stock appreciation rights and restricted stock may be granted. Options outstanding under the plans generally have a maximum term of five years, vest over four years and were issued at market value. During May 1997, the Company repriced options granted from June 30, 1994 through January 15, 1997. The repricing reduced the exercise price of previously issued options to $14.38 which represented the quoted market price on the date of repricing. Approximately 486,000 options were repriced. The repricing also includes a provision that requires the stock price to be $1.00 above the original grant price in order for the options to become exercisable. Weighted average exercise prices at December 31, 1997 include the effect of the repricing.

                             BELL INDUSTRIES, INC.

A summary of activity under the plans follows:

                                                               WEIGHTED
                                                                AVERAGE
                                    AVAILABLE      SHARES      EXERCISE     FAIR VALUE
                                    FOR FUTURE      UNDER      PRICE PER    OF OPTION
                                      GRANT        OPTION        SHARE      PER SHARE
                                    ----------    ---------    ---------    ----------
OUTSTANDING AT DECEMBER 31,
  1994............................    572,556       455,904     $14.67
  Granted.........................   (118,500)      118,500      23.75        $7.98
  Exercised.......................                  (16,300)      6.68
  Canceled........................     10,711       (11,284)     10.85
  Adjustment for 5% stock
     dividend.....................     28,327        22,790
                                     --------     ---------     ------
OUTSTANDING AT DECEMBER 31,
  1995............................    493,094       569,610      16.28
  Granted.........................   (161,500)      161,500      20.42        $6.55
  Exercised.......................                  (34,864)      7.88
  Canceled........................      9,439        (9,439)     19.30
  Adjustment for 5% stock
     dividend.....................     27,629        32,795
  Adoption of 1996 Plan...........    150,000
                                     --------     ---------     ------
OUTSTANDING AT DECEMBER 31,
  1996............................    518,662       719,602      16.83
  Granted.........................   (533,000)      533,000      19.39        $8.64
  Exercised.......................                 (156,140)     10.72
  Canceled........................    100,272      (100,272)     17.57
  Adjustment for 20% stock
     dividend.....................    149,165       168,886
  Amendment to 1994 Plan..........    500,000
                                     --------     ---------     ------
OUTSTANDING AT DECEMBER 31,
  1997............................    735,099     1,165,076     $14.32
                                     ========     =========     ======

A summary of weighted average amounts for stock options outstanding at December 31, 1997 follows:

 REMAINING
OPTION LIFE     OPTIONS       OPTIONS     EXERCISE
 IN YEARS     OUTSTANDING   EXERCISABLE    PRICE
-----------   -----------   -----------   --------
     1            59,672       59,672      $ 9.17
     2           236,002      135,610       13.38
     3           123,232       36,969       14.38
     4           172,770       62,637       14.40
     5           573,400           --          --
               ---------      -------
               1,165,076      294,888      $12.87
               =========      =======

At December 31, 1996 and 1995, 204,436 and 100,239 options were exercisable at weighted average exercise prices of $13.12 and $11.33, respectively.

Under the Bell Industries Employees' Stock Purchase Plan (the "ESPP") 750,000 shares were authorized for future issuance to Bell employees. Eligible employees may purchase Bell stock at 85% of market value through the ESPP at various offering times during the

                             BELL INDUSTRIES, INC.

year. Under the ESPP, the Company issued 117,921, 74,024, and 58,115 shares during 1997, 1996, and 1995. The weighted average fair value per share of the purchase rights granted in 1997, 1996 and 1995 were $3.90, $4.28 and $4.57. At December 31, 1997, 704,591 shares were available for future issuance under the ESPP.

In 1993, the Company's previous senior noteholders received warrants to purchase 258,320 shares of the Company's common stock, exercisable at any time prior to February 1, 2001 at $9.40 per share. In 1997, warrants representing 8,668 shares were exercised and warrants to purchase 249,652 shares remain outstanding at December 31, 1997.

The Black-Scholes model was utilized for estimating the fair value of stock-based grants using an assumed volatility of approximately 30% and an expected four year life for stock options, and an assumed volatility of approximately 10% and an expected four month life for the ESPP. The assumed risk free interest rate ranged between 5% and 6% for all plans. Stock-based compensation costs determined under the fair value method would have reduced the Company's reported net income by $1.2 million ($.13 per share) in 1997, $0.5 million ($.05 per share) in 1996, and $0.3 million ($.03 per share) in 1995.

INCOME TAXES

The income tax provision charged to continuing operations was as follows (in thousands):

                                                    1997      1996       1995
                                                   ------    -------    -------
Current
  Federal........................................  $2,394    $ 6,924    $ 9,618
  State..........................................     866      1,920      2,254
Deferred
  Federal........................................   3,157        940     (1,703)
  State..........................................     406        208       (161)
                                                   ------    -------    -------
                                                   $6,823    $ 9,992    $10,008
                                                   ======    =======    =======

A reconciliation of the federal statutory tax rate to the effective tax rate follows:

                                                    1997      1996       1995
                                                   ------    -------    -------
Federal statutory tax rate.......................    35.0%      35.0%      35.0%
State taxes, net of federal benefit..............     5.8        5.8        5.6
Non-deductible goodwill..........................     7.1        0.6        0.5
Other, net.......................................     (.3)       0.5        0.9
                                                   ------    -------    -------
Effective tax rate...............................    47.6%      41.9%      42.0%
                                                   ======    =======    =======

                             BELL INDUSTRIES, INC.

The provision (credit) for deferred income taxes from continuing operations is summarized as follows (in thousands):

                                                    1997      1996       1995
                                                   ------    -------    -------
Receivables allowance............................  $  630    $   136    $  (121)
Inventory reserves...............................     742         94        193
Employee benefit accruals........................     219        148       (530)
Depreciation.....................................     396        429       (221)
Lease commitment provision.......................     870          8     (1,106)
Other............................................     706        333        (79)
                                                   ------    -------    -------
                                                   $3,563    $ 1,148    $(1,864)
                                                   ======    =======    =======

Deferred tax balances were composed of the following (in thousands):

                                                               DECEMBER 31
                                                            ------------------
                                                             1997       1996
                                                            -------    -------
Deferred tax assets:
  Receivables allowance...................................  $ 1,404    $   564
  Inventory reserves......................................    3,210        409
  Employee benefit accruals...............................    2,600      2,018
  Lease commitment provision..............................      696      1,098
  Discontinued operations.................................    1,705      2,305
  Other...................................................      665        309
                                                            -------    -------
                                                             10,280      6,703
Deferred tax liabilities:
  Depreciation............................................     (675)      (357)
                                                            -------    -------
Net deferred tax balances.................................  $ 9,605    $ 6,346
                                                            =======    =======

Current deferred income tax benefits, included with prepaid expenses and other, and noncurrent deferred income tax benefits, included with other assets, were as follows (in thousands):

                                                               DECEMBER 31
                                                            ------------------
                                                             1997       1996
                                                            -------    -------
Current deferred income tax benefits
  Federal.................................................  $ 7,936    $ 4,339
  State...................................................      506         94
Noncurrent deferred income tax benefits
  Federal.................................................    1,036      1,702
  State...................................................      127        211
                                                            -------    -------
                                                            $ 9,605    $ 6,346
                                                            =======    =======

                             BELL INDUSTRIES, INC.

EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

The Company has a qualified, trusteed, savings and profit sharing plan for eligible employees. Employees must contribute at least 1% of their annual compensation to participate in the plan. The Company's contributions to the plan, as determined by the Board of Directors, were $.9 million in 1997, $1.1 million in 1996 and $1 million in 1995.

The Company maintains deferred compensation plans, including one plan that provides for Company matching contributions, for certain directors, officers and other key employees. Eligible employees who participate in the plans are allowed to contribute a portion of their compensation, on a pretax basis, which, in the case of one of its plans, is matched up to 10% of compensation. The deferred amount and the Company's matching contribution are expensed as earned by the employee. Expense associated with the deferred compensation element of these plans was $0.7 million in 1997, $0.6 million in 1996 and $1.1 million in 1995.

The Company provides postretirement medical coverage for qualifying employees who were employed prior to January 1, 1998. Annual costs and accumulated and vested benefit obligations relating to postretirement medical benefits were not significant.

COMMITMENTS AND CONTINGENCIES

At December 31, 1997 the Company had operating leases on certain of its facilities and equipment expiring in various years through 2004. Under certain operating leases, the Company is required to pay property taxes and insurance. Rent expense pertaining to operating leases was $7.5 million in 1997, $4.7 million in 1996 and $3.9 million in 1995. Amortization of capitalized leases, which expired in 1997, amounted to $.9 million in 1997, $1.7 million in 1996 and $1.6 million in 1995.

Minimum annual rentals on operating leases for the five years subsequent to 1997 and thereafter are as follows (in thousands):

1998..................................  $ 8,142
1999..................................    7,152
2000..................................    2,673
2001..................................    1,472
2002..................................    1,134
Thereafter............................      707
                                        -------
                                        $21,280
                                        =======

The Company is involved in litigation incidental to its business. In the opinion of management, the expected outcome of such litigation will not materially affect the Company's financial position or results of operations.

SPECIAL ITEMS

In 1995, the Company sold the assets of a division which manufacturers switches, push-buttons and electroluminescent panels used in commercial aircraft. Total cash proceeds

                             BELL INDUSTRIES, INC.

were approximately $7.7 million resulting in a gain before income taxes of $3.1 million. Operating results of the division were not material to the Company's consolidated operating results.

In 1995, the Company agreed to purchase a building to consolidate national service and computer center operations at a larger facility. The related decision to sublease the corporate offices for the remaining lease term resulted in a $2.8 million charge for the net lease commitment.

BUSINESS SEGMENT INFORMATION

Following the sale of the Graphics Imaging Group, the Company operates in two business segments: Electronics and Recreational Products. The Electronics Group includes the distribution of electronic components (semiconductors, passive components, electromechanical devices, and connectors) and related value-added services (i.e., EDG). In addition, Electronics Group operations include microcomputer sales and services, and manufacturing of precision stampings and certain passive components. The Recreational Products Group distributes after market products for the recreational vehicle, mobile home, motorcycle, snowmobile, and marine industries.

Depreciation and amortization, identifiable assets, and capital expenditures by business segment were as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31
                                                --------------------------------
                                                  1997        1996        1995
                                                --------    --------    --------
Depreciation and amortization
  Electronics.................................  $  2,784    $  2,077    $  2,007
  Recreational Products.......................       232         225         215
  Corporate...................................     6,180       3,434       3,533
  Discontinued operations.....................       804         492         185
                                                --------    --------    --------
                                                $ 10,000    $  6,228    $  5,940
                                                ========    ========    ========
Identifiable assets
  Electronics.................................  $326,636    $143,631    $175,278
  Recreational Products.......................    18,840      19,064      16,548
  Corporate...................................    32,280      27,431      19,503
  Discontinued operations.....................    53,477      51,184      22,553
                                                --------    --------    --------
                                                $431,233    $241,310    $233,882
                                                ========    ========    ========
Capital expenditures
  Electronics.................................  $  7,341    $  2,756    $  3,246
  Recreational Products.......................       212         467         196
  Corporate...................................     8,504       5,271       1,003
  Discontinued operations.....................       138       1,079         574
                                                --------    --------    --------
                                                $ 16,195    $  9,573    $  5,019
                                                ========    ========    ========

                             BELL INDUSTRIES, INC.

The net sales and operating income of each of the Company's business segments are included in the first paragraph of the "Results of Operations" section of "Management's Discussion and Analysis of Results of Operations and Financial Condition" in this Proxy Statement. Sales between product groups are insignificant. Corporate assets are primarily cash, information technology equipment and deferred income tax benefits.

During 1996 the Company purchased five graphics distribution businesses for approximately $10.8 million in cash and the issuance of 153,148 shares of common stock. The Company purchased two distribution businesses during 1995 for approximately $3.4 million in cash. Goodwill related to these transactions was not significant. Operating results for the purchased businesses were not significant.

SUBSEQUENT EVENTS

Sale of Graphics Imaging Group -- On September 14, 1998, the Company sold substantially all of the assets of its Graphics Imaging Group ("Graphics"). The net purchase price is approximately $40 million, subject to post closing adjustments and is expected to result in a gain on sale. The results of Graphics have been classified as discontinued operations in the accompanying financial statements. For the years ended December 31, 1997, 1996 and 1995, Graphics had sales of $156.3 million, $117.1 million and $73.4 million, respectively. Income from the discontinued Graphics operations for these periods has been presented separately in the accompanying statement of income. The net tangible assets of Graphics at December 31, 1997 and 1996 were $35.5 million and $31.8 million, respectively.

Sale of Electronics Distribution Group -- On October 1, 1998, the Company agreed to sell its Electronics Distribution Group ("EDG"). The purchase price is approximately $185 million in cash and the assumption of substantially all of the liabilities of EDG, subject to post closing adjustments. The sale requires the approval of the Company's shareholders, along with customary regulatory review and is expected to close in early 1999.

                             BELL INDUSTRIES, INC.

                        QUARTERLY RESULTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               QUARTER ENDED
                                            ---------------------------------------------------
                                            MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            --------    --------    ------------    -----------
NINE MONTHS ENDED SEPTEMBER 30, 1998
Net sales.................................  $178,284    $173,993       168,895
                                            --------    --------      --------
Cost of products sold.....................   140,200     138,016       136,766
Selling and administrative expense........    28,648      28,356        26,741
Depreciation and amortization.............     2,413       2,441         2,141
Interest expense..........................     3,460       3,215         2,992
Business system and corporate resizing
  charges.................................                              13,800
                                            --------    --------      --------
                                             174,721     172,028       182,440
                                            --------    --------      --------
Income (loss) from continuing operations
  before income taxes.....................     3,563       1,965       (13,545)
Income tax provision (benefit)............     1,719       1,024        (4,475)
                                            --------    --------      --------
Income (loss) from continuing
  operations..............................     1,844         941        (9,070)
Income from discontinued operations, net
  of tax..................................       597         970           330
Gain on sale of discontinued operations,
  net of tax..............................                               1,748
                                            --------    --------      --------
Net income (loss).........................  $  2,441    $  1,911      $ (6,992)
                                            ========    ========      ========
SHARE AND PER SHARE DATA
BASIC
  Income (loss) from continuing
    operations............................  $    .20    $    .10      $   (.96)
                                            ========    ========      ========
  Net income (loss).......................  $    .26    $    .20      $   (.74)
                                            ========    ========      ========
  Weighted average common shares..........     9,330       9,383         9,442
                                            ========    ========      ========
DILUTED
  Income (loss) from continuing
    operations............................  $    .20    $    .10      $   (.96)
                                            ========    ========      ========
  Net income (loss).......................  $    .26    $    .20      $   (.74)
                                            ========    ========      ========
  Weighted average common shares..........     9,446       9,475         9,442
                                            ========    ========      ========
YEAR ENDED DECEMBER 31, 1997
Net sales.................................  $180,169    $193,619      $185,735       $174,926
                                            --------    --------      --------       --------
Cost of products sold.....................   138,675     151,113       144,714        136,842
Selling and administrative expense........    32,042      31,662        29,539         29,915
Depreciation and amortization.............     2,375       2,397         2,177          2,247
Interest expense..........................     2,681       2,908         3,221          3,499
Integration charge........................     4,100
                                            --------    --------      --------       --------
                                             179,873     188,080       179,651        172,503
                                            --------    --------      --------       --------
Income from continuing operations before
  income taxes and extraordinary loss.....       296       5,539         6,084          2,423
Income tax provision......................       182       2,657         2,876          1,108
                                            --------    --------      --------       --------
Income from continuing operations before
  extraordinary loss......................       114       2,882         3,208          1,315
Income from discontinued operations, net
  of tax..................................       715         587           600            660
Loss on early retirement of debt, net of
  tax.....................................      (675)
                                            --------    --------      --------       --------
Net income................................  $    154    $  3,469      $  3,808       $  1,975
                                            ========    ========      ========       ========
SHARE AND PER SHARE DATA
BASIC
  Income from continuing operations before
    extraordinary loss....................  $    .01    $    .32      $    .35       $    .14
                                            ========    ========      ========       ========
  Net income..............................  $    .02    $    .38      $    .42       $    .21
                                            ========    ========      ========       ========
  Weighted average common shares..........     9,069       9,113         9,171          9,274
                                            ========    ========      ========       ========
DILUTED
  Income from continuing operations before
    extraordinary loss....................  $    .01    $    .31      $    .34       $    .14
                                            ========    ========      ========       ========
  Net income..............................  $    .02    $    .37      $    .40       $    .21
                                            ========    ========      ========       ========
  Weighted average common shares..........     9,388       9,321         9,494          9,515
                                            ========    ========      ========       ========

                             BELL INDUSTRIES, INC.

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               QUARTER ENDED
                                            ---------------------------------------------------
                                            MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            --------    --------    ------------    -----------
YEAR ENDED DECEMBER 31, 1996
Net sales.................................  $122,273    $133,281      $129,218       $121,290
                                            --------    --------      --------       --------
Cost of products sold.....................    93,248     102,296        99,169         93,163
Selling and administrative expense........    21,979      21,341        21,147         20,457
Depreciation and amortization.............     1,474       1,387         1,415          1,460
Interest expense..........................       959         885           952            877
                                            --------    --------      --------       --------
                                             117,660     125,909       122,683        115,957
                                            --------    --------      --------       --------
Income from continuing operations before
  income taxes............................     4,613       7,372         6,535          5,333
Income tax provision......................     1,930       3,089         2,735          2,238
                                            --------    --------      --------       --------
Income from continuing operations.........     2,683       4,283         3,800          3,095
Income from discontinued operations, net
  of tax..................................       529         305           580            652
                                            --------    --------      --------       --------
Net income................................  $  3,212    $  4,588      $  4,380       $  3,747
                                            ========    ========      ========       ========
SHARE AND PER SHARE DATA
BASIC
  Income from continuing operations.......  $    .31    $    .48      $    .43       $    .35
                                            ========    ========      ========       ========
  Net income..............................  $    .37    $    .52      $    .49       $    .42
                                            ========    ========      ========       ========
  Weighted average common shares..........     8,746       8,843         8,867          8,953
                                            ========    ========      ========       ========
DILUTED
  Income from continuing operations.......  $    .30    $    .47      $    .42       $    .34
                                            ========    ========      ========       ========
  Net income..............................  $    .36    $    .50      $    .48       $    .41
                                            ========    ========      ========       ========
  Weighted average common shares..........     9,053       9,138         9,051          9,193
                                            ========    ========      ========       ========

                             BELL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                                               SEPTEMBER 30
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Net sales................................................  $521,172    $559,523
                                                           --------    --------
Costs and expenses
  Cost of products sold..................................   414,982     434,502
  Selling and administrative.............................    83,745      93,255
  Depreciation and amortization..........................     6,995       6,937
  Interest expense.......................................     9,667       8,810
  Business system and corporate resizing charges.........    13,800
  Integration charge.....................................                 4,100
                                                           --------    --------
                                                            529,189     547,604
                                                           --------    --------
Income (loss) from continuing operations before income
  taxes and extraordinary loss...........................    (8,017)     11,919
Income tax provision (benefit)...........................    (1,732)      5,715
                                                           --------    --------
Income (loss) from continuing operations before
  extraordinary loss.....................................    (6,285)      6,204
Income from discontinued operations, net of tax..........     1,897       1,902
Gain on sale of discontinued operations, net of tax......     1,748
Loss on early retirement of debt, net of tax.............                  (675)
                                                           --------    --------
Net income (loss)........................................  $ (2,640)   $  7,431
                                                           ========    ========
SHARE AND PER SHARE DATA
BASIC
  Income (loss) from continuing operations before
     extraordinary loss..................................  $  (0.67)   $   0.68
  Income from discontinued operations....................      0.20        0.21
  Gain on sale of discontinued operations................       .19
  Loss on early retirement of debt.......................                 (0.07)
                                                           --------    --------
  Net income (loss)......................................  $  (0.28)   $   0.82
                                                           ========    ========
  Weighted average common shares.........................     9,385       9,118
                                                           ========    ========
DILUTED
  Income (loss) from continuing operations before
     extraordinary loss..................................  $  (0.67)   $   0.66
  Income from discontinued operations, net of tax........      0.20        0.20
  Gain on sale of discontinued operations................       .19
  Loss on early retirement of debt, net of tax...........                 (0.07)
                                                           --------    --------
  Net income (loss)......................................  $  (0.28)   $   0.79
                                                           ========    ========
  Weighted average common shares.........................     9,385       9,401
                                                           ========    ========

See accompanying Notes to Condensed Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          1998             1997
                                                      -------------    ------------
ASSETS
Current assets
  Cash and cash equivalents.........................    $  4,957         $  5,377
  Accounts receivable, net..........................      89,033          120,900
  Net receivable from sale of Graphics..............      12,257
  Inventories.......................................     131,064          173,801
  Prepaid expenses and other........................      11,052            8,990
                                                        --------         --------
          Total current assets......................     248,363          309,068
                                                        --------         --------
Properties, net.....................................      35,215           42,079
Goodwill............................................      67,540           72,758
Other assets........................................       9,411            7,328
                                                        --------         --------
                                                        $360,529         $431,233
                                                        ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $ 51,799         $ 67,121
  Accrued liabilities and payroll...................      27,315           26,435
  Current portion of long-term liabilities..........       9,375            7,500
                                                        --------         --------
          Total current liabilities.................      88,489          101,056
                                                        --------         --------
Long-term debt......................................     114,710          172,330
Deferred compensation and other.....................       7,105            6,495
Shareholders' equity
  Preferred stock
     Authorized -- 1,000,000 shares
     Outstanding -- none
  Common stock
     Authorized -- 35,000,000 shares
     Outstanding -- 9,488,306 and 9,326,391
       shares.......................................     101,925          100,410
  Reinvested earnings...............................      48,300           50,942
                                                        --------         --------
          Total shareholders' equity................     150,225          151,352
Commitments and contingencies
                                                        --------         --------
                                                        $360,529         $431,233
                                                        ========         ========

See accompanying Notes to Condensed Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                          ---------------------
                                                            1998        1997
                                                          --------    ---------
Cash flows from operating activities:
  Net income (loss).....................................  $ (2,640)   $   7,431
  Depreciation and amortization.........................     4,835        4,750
  Amortization of intangibles...........................     2,850        2,795
  Provision for losses on accounts receivable...........     1,221        1,541
  Gain on sale of discontinued operations...............    (1,748)
  Business system charge................................     8,000
  Integration charge....................................                  4,100
  Loss on early retirement of debt......................                    675
  Changes in assets and liabilities, net of acquisitions
     and discontinued operations........................    17,722      (22,302)
                                                          --------    ---------
     Net cash provided by (used in) operating
       activities.......................................    30,240       (1,010)
                                                          --------    ---------
Cash flows from investing activities:
  Proceeds from sale of discontinued operations.........    30,148
  Purchases of properties...............................    (6,596)     (12,970)
  Purchase of business..................................               (100,404)
                                                          --------    ---------
     Net cash provided by (used in) investing
       activities.......................................    23,552     (113,374)
                                                          --------    ---------
Cash flows from financing activities:
  Bank borrowings (payments), net.......................   (55,745)     130,807
  Employee stock plans and other........................     1,533        2,439
  Payments on Senior Notes..............................                (24,700)
                                                          --------    ---------
     Net cash provided by (used in) financing
       activities.......................................   (54,212)     108,546
                                                          --------    ---------
Net decrease in cash and cash equivalents...............      (420)      (5,838)
Cash and cash equivalents at beginning of period........     5,377       12,097
                                                          --------    ---------
Cash and cash equivalents at end of period..............  $  4,957    $   6,259
                                                          ========    =========
Changes in assets and liabilities, net of acquisitions:
  Accounts receivable...................................  $  6,420    $ (12,969)
  Inventories...........................................    20,393      (12,718)
  Accounts payable......................................    (2,975)       4,533
  Accrued liabilities and other.........................    (6,116)      (1,148)
                                                          --------    ---------
     Net change.........................................  $ 17,722    $ (22,302)
                                                          ========    =========
Supplemental cash flow information:
  Interest paid.........................................  $  9,316    $   8,524
  Income taxes paid.....................................  $    -0-    $   3,673

See accompanying Notes to Condensed Consolidated Financial Statements.

                             BELL INDUSTRIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

The financial information included herein has been prepared in conformity with the accounting policies reflected in the consolidated financial statements prepared for the year ended December 31, 1997.

In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

PER SHARE DATA

Basic earnings per share data is based upon the weighted average number of common shares outstanding. Diluted earnings per share data is based upon the weighted average number of common shares outstanding plus the number of common shares potentially issuable for dilutive securities such as stock options and warrants. For the nine month period ended September 30, 1998 potentially dilutive securities were not included in the computation of the weighted average number of shares, as inclusion of such amounts would be antidilutive.

BUSINESS SYSTEM AND CORPORATE RESIZING CHARGES

During the third quarter of 1998, the Company recorded special pretax charges totaling $13.8 million. The charges consisted of $8.0 million to write-off the investment and provide for related commitments for the discontinuance of the use and development of the SAP business system for continuing operations. (The Company also wrote-off approximately $3.0 million of SAP business system costs associated with the Graphics business which were charged to discontinued operations). Additionally, the Company recorded a special pretax charge of $5.8 million for employee separation and related exit costs associated with a resizing program for electronics ($3.9 million) and corporate operations ($1.9 million). In association with the resizing, the Company reduced its work force by approximately 85 employees primarily in management and support positions. Approximately $4 million relating to the resizing program was paid during the quarter.

PROPOSED SALE OF ELECTRONICS DISTRIBUTION GROUP

On October 1, 1998, the Company agreed to sell its Electronics Distribution Group ("EDG"). The purchase price is approximately $185 million in cash and the assumption of substantially all of the liabilities of EDG, subject to post closing adjustments. The sale requires the approval of the Company's shareholders, along with customary regulatory review and is expected to close in early 1999.

SALE OF GRAPHICS IMAGING GROUP

On September 14, 1998, the Company sold substantially all of the assets of its Graphics Imaging Group ("Graphics"). The net purchase price is approximately $40 million, subject to post closing adjustments and results in a $3 million pre-tax gain ($1.7 million net of tax). The Company does not anticipate that the post closing adjustments will have a significant impact on the recorded gain. The results of Graphics have been classified as discontinued operations in the accompanying financial statements. For the nine months ended September 30, 1998 and 1997, Graphics had sales of $99.6 million and $118.2 million, respectively. For 1998, sales are included through the date of sale.

NON-CASH INVESTING AND FINANCING ACTIVITIES

For the nine months ended September 30, 1998 and in connection with the sale of Graphics, non-cash investing activities included the recording of a net receivable, totaling $12,257 at September 30, 1998, collectible over the 90 day period following the sale. During the nine months ended September 30, 1997, non-cash investing and financing activities included the acquisition of a 265,000 square foot electronics distribution center in Ontario, California, which was financed through the assumption of Adjustable Tender Industrial Revenue Bonds due in 2015. The distribution center and related bonds were recorded at their estimated fair market values of $6.2 million.

(LINCOLN PARTNERS LLC LETTERHEAD)

                                                                        APPENDIX

                                December 1, 1998

The Board of Directors
Bell Industries, Inc.
2201 El Segundo Boulevard
El Segundo, California 90245-4608

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Bell Industries, Inc. ("Bell") of the consideration being paid for Bell's Electronic Components Distribution business ("EDG") as set forth in the Agreement of Purchase and Sale dated October 1, 1998 between Bell and Arrow Electronics, Inc. ("Arrow") (the "Acquisition Agreement"). As more fully described in the Acquisition Agreement, Bell will sell to Arrow substantially all of the assets and related liabilities of EDG to Arrow (the "Sale").

In arriving at our opinion, we reviewed the Acquisition Agreement and certain related documents, and held discussions with certain senior officers and other representatives of Bell concerning the operations and prospects of EDG. We examined certain available business and financial information relating to EDG as well as certain financial forecasts and other information and data for EDG which were provided to us by the management of Bell, including certain strategic implications and cost reductions anticipated to result from the Sale. We reviewed the financial terms of the Sale as set forth in the Acquisition Agreement and certain related documents in relation to, among other things, the historical and projected earnings and other operating data of EDG and the financial condition of EDG. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating EDG. We compared financial terms of the Sale to the financial terms of certain other merger & acquisition transactions we deemed relevant. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us by Bell, we have been advised by the management of Bell that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bell as to the future financial performance of EDG. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EDG nor have we made any physical inspection of the properties or assets of EDG.

(LINCOLN LOGO)

In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in all or part of EDG. We were not requested to consider, and our opinion does not address, the relative merits of the Sale as compared to any alternative business strategies that might exist for Bell or the effect of any other Sale in which Bell might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Lincoln Partners LLC ("Lincoln Partners") is not acting as financial advisor to Bell in connection with the proposed Sale other than providing this opinion as to whether the proposed Sale is fair, from a financial point of view, to Bell. Lincoln Partners has provided investment banking services to Bell unrelated to the proposed Sale, for which Lincoln Partners has received compensation.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Bell in its evaluation of the proposed Sale, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Sale. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Lincoln Partners be made, without our prior written consent, except in connection with Bell's proxy statement regarding the Sale.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration being paid for EDG is fair, from a financial point of view, to Bell.

                                          Very truly yours

                                          /s/ Lincoln Partners LLC

                                          Lincoln Partners LLC

PROXY                                                                      PROXY

                             BELL INDUSTRIES, INC.
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           SPECIAL MEETING OF SHAREHOLDERS, TUESDAY, JANUARY 26, 1999

   The undersigned hereby appoints Gordon Graham and Tracy A. Edwards, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Bell Industries, Inc. ("Bell") held of record by the undersigned on December 4, 1998 at the special meeting of shareholders to be held on January 26, 1999, and at any adjournments and/or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the matters set forth in Item 1.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE
                        (continued on the reverse side)

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
                             BELL INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. []

[                                                                              ]

                THE BOARD OF BELL RECOMMENDS A VOTE FOR ITEM 1.

                                                           FOR  AGAINST  ABSTAIN
1. Approval of the sale (the "Sale") by Bell Industries,    []    []        []
   Inc. to Arrow Electronics, Inc. ("Arrow") of Bell's
   Electronics Distribution Group pursuant to an Agreement of Purchase and Sale between Bell and Arrow, dated as of October 1, 1998, and the transactions and other agreements (including the Stock Option Agreement) contemplated thereby.

                                     Please sign exactly as name appears below.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

                                     -------------------------------------------
                                                     Signature

                                     -------------------------------------------
                                             Signature (if held jointly)

                                     Dated: _____________________________, 199__

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